                                                                   Exhibit 10.24
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                                CLASS A PREFERRED
                            STOCK PURCHASE AGREEMENT

                                     between

                                 GLOBECOMM, INC.

                                       and

                   Jeff Barbakow, Hoyt Davidson, David Dennis,
                    Ihsan Essaid, Trevor Fettor, Dan Flatley,
                   Gerald Gorman, Tony James, Stephen Ketchum,
                         Ryan Kim, Steve Lebow, Joe Low,
                 Marsha Plotnitsky, Andrew Rush, Arvind Sanger,
                Tim Weller, Vincent Degiaimo, William Donaldson,
                   Jack Kuehler, Tripp Smith, Vincent Degiamo
                         Rens Lipsius, Arkady Plotnitsky

                                  Dated as of

                                  May 27, 1997

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

                                TABLE OF CONTENTS

Section 1. DEFINITIONS AND TERMS

      Section 1.1.      Definitions .......................................   1
      Section 1.2.      Other Terms .......................................   5
      Section 1.3.      Other Definitional Provisions .....................   5

Section 2. BASIC TRANSACTION

      Section 2.1.      Sale of Shares ....................................   6
      Section 2.2.      Closing ...........................................   6
      Section 2.3.      Actions at the Closing ............................   7
      Section 2.4.      Effect of Sale ....................................   7
      Section 2.5.      Escrow Funds ......................................   8
      Section 2.6.      Issuance of Shares ................................  10

Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Section 3.1.      Organization, Qualification and [ILLEGIBLE]

      Section 3.19.     Schedule of Contracts .............................  15
      Section 3.20.     No Other Representations or
                          Warranties; Accurate at Closing .................  15

Section 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

      Section 4.1.      Investment Representation .........................  15
      Section 4.2.      Restricted Securities .............................  16
      Section 4.3.      Legends ...........................................  16
      Section 4.4.      Due Diligence Investigation .......................  16

Section 5. CONDITIONS TO THE PURCHASERS' OBLIGATIONS

      Section 5.1.      Representations and Warranties Correct ............  17
      Section 5.2.      Performance .......................................  17
      Section 5.3.      Compliance Certificate ............................  17
      Section 5.4.      Secretary's Certificate ...........................  17
      Section 5.5.      Opinion of Counsel ................................  17

Section 6. CONDITIONS TO THE COMPANY'S OBLIGATIONS

      Section 6.1.      Representations and Warranties Correct ............  18
      Section 6.2.      Performance .......................................  18
      Section 6.3.      Investment Representation .........................  18

Section 7. REGISTRATION RIGHTS

      Section 7.1.      Registration ......................................  18
      Section 7.2.      Obligations of the Company ........................  21
      Section 7.3.      Furnish Information ...............................  22
      Section 7.4.      Registration Expenses .............................  22
      Section 7.5.      Selection of Underwriters .........................  23
      Section 7.6.      Delay of Registration .............................  23
      Section 7.7.      Conversion of Shares ..............................  23
      Section 7.8.      Indemnification ...................................  24
      Section 7.9.      No-Action Letter ..................................  26
      Section 7.10.     Reports Under the 1934 Act ........................  26


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

      Section 7.11.     Lock Up Period ....................................  27
      Section 7.12.     Transfer of Registration Rights ...................  27

Section 8. OTHER COVENANTS

      Section 8.1.      Modification of Bylaws ............................  27
      Section 8.2.      Financial Statements ..............................  29
      Section 8.3.      Inspection ........................................  29
      Section 8.4.      Covenant Not to Compete ...........................  30
      Section 8.5.      Arm's Length Transaction ..........................  30
      Section 8.6.      Termination .......................................  30
      Section 8.7.      Voting Agreement ..................................  30
      Section 8.8.      Indemnification ...................................  31
      Section 8.9.      Transfer of Class B Common Stock ..................  31
      Section 8.10.     Authorization of Additional
                          Class A Preferred Stock .........................  33
      Section 8.11.     Reservation of Stock Issuable
                          Upon Conversion .................................  34

Section 9. PREEMPTIVE RIGHTS

      Section 9.1.      Rights of Inclusion ...............................  34
      Section 9.2.      Rights to Compel ..................................  36
      Section 9.3.      Right of First Offer ..............................  38

Section 10. POST CLOSING SHARE PRICE ADJUSTMENTS

      Section 10.1.     Anti-Dissolution ..................................  40
      Section 10.2.     Performance Ratchet ...............................  41
      Section 10.3.     Restrictions on Dividends .........................  41

Section 11. MISCELLANEOUS

      Section 11.1.     Public Announcements ..............................  42
      Section 11.2.     No Third Party Beneficiaries ......................  42
      Section 11.3.     Default ...........................................  42
      Section 11.4.     Notices ...........................................  42


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

      Section 11.5.     Governing Law .....................................  42
      Section 11.6.     Waivers ...........................................  42
      Section 11.7.     Headings ..........................................  43
      Section 11.8.     Severability ......................................  43
      Section 11.9.     Binding Effects ...................................  43
      Section 11.10.    Counterparts ......................................  43
      Section 11.11.    Execution of Document .............................  43
      Section 11.12.    Expenses ..........................................  43
      Section 11.13.    Construction ......................................  44
      Section 11.14.    Incorporation of Exhibits and
                            Schedules .....................................  44
      Section 11.15.    Entire Agreement ..................................  44

Schedules

      Schedule A: Purchasers' Shares Stage One ............................ S-1
      Schedule B: Purchasers' Shares Stage Two ............................ S-4
      Schedule C: Purchasers' Shares Stage Three .......................... S-6
      Schedule D: Employees' Stock Rights ................................. S-8
      Schedule E: Schedule of Contracts ................................... S-9

Exhibits

      Exhibit A:  Amendment to Certificate of Incorporation
      Exhibit B:  Investment Letter
      Exhibit C:  Opinion Letter
      Exhibit D:  Proprietary Information Agreement
      Exhibit E:  Ratchet Example


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

                                CLASS A PREFERRED
                            STOCK PURCHASE AGREEMENT

      AGREEMENT, dated the 27th day of May, 1997 by and between GLOBECOMM, INC. (the "Company") doing business at 11 Broadway, Suite 660, New York, New York and Jeff Barbakow, Hoyt Davidson, David Dennis, Ihsan Essaid, Trevor Fetter, Dan Flatley, Gerald Gorman, Tony James, Stephen Ketchum, Ryan Kim, Steve Lebow, Joe Low, Marsha Plotnitsky, Andrew Rush, Arvind Sanger, Tim Weller, Tripp Smith, Vincent Degiamo, William Donaldson, Jack Kuehler, Rens Lipsuis and Arkady Plotnitsky (collectively referred to as the "Purchasers" and individually as "Purchaser"). The Company and the Purchasers are collectively referred to as the "Parties."

      WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, certain shares of Class A Preferred Stock of the Company upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter contained, the Parties hereto do hereby agree as follows:

SECTION 1. DEFINITIONS AND TERMS

      1.1. Definitions. The following terms, as used herein, shall have the following meanings:

            "Act" means the Securities Act of 1933, as amended.

            "Additional Shares" has the meaning set forth in Section 9.1.3. of this Agreement.

            "Adjusted Share Price" has the meaning set forth in Section 10.2.1. of this Agreement.

            "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person.


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

            "Agreement" means this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

            "Books and Records" means all books, ledgers, files, reports, documents, plans and operating records of, or maintained by, the Company, and all other data in the possession of the Company relating to or reasonably required for the operation of the Company's business.

            "Class A Common Stock" means the thirteen million (13,000,000) shares of Class A Common Stock that the Company is authorized to issue by way of the Company's Certificate of Incorporation, and amendments thereto.

            "Class A Preferred Stock" means the three million (3,000,000) shares of Class A Preferred Stock that the Company is authorized to issue by way of the Company's Certificate of Incorporation, and amendments thereto.

            "Class B Common Stock" means the five million (5,000,000) shares of Class B Common Stock that the Company is authorized to issue by way of the Company's Certificate of Incorporation, and amendments thereto.

            "Closing" has the meaning set forth in Section 2.2. of this Agreement.

            "Closing Date" has the meaning set forth in Section 2.2. of this Agreement.

            "Company" has the meaning set forth in the preface above.

            "Company Sale" means the sale of all or substantially all of the assets or capital stock of the Company or the merger, consolidation or combination of the Company with any other Person.

            "Company Stock" means any shares of any class of authorized capital stock in the Company.


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

            "Confidential Information" means any information concerning the businesses and affairs of the Company that is not already generally available to the public.

            "Controlling Stockholder" means Gerald Gorman, an individual residing at 180 Midland Avenue, Montclair, New Jersey.

            "Demand Registration" has the meaning set forth in Section 7.1.3. of this Agreement.

            "Designated Shares" has the meaning set forth in Section 9.2.1. of this Agreement.

            "Disclosure Schedule" has the meaning set forth in Section 3 of this Agreement.

            "Drag-Along Purchaser" has the meaning set forth in Section 9.2.2. of this Agreement.

            "Escrow Agent" has the meaning set forth in Section 2.3. of this Agreement.

            "Escrow Funds" has the meaning set forth in Section 2.5. of this Agreement.

            "Financial Statements" has the meaning set forth in Section 3.9. of this Agreement.

            "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

            "GAAP" means United States generally accepted accounting principles as in effect from time to time.

            "Holder" means any Person owning or having the right to acquire Registrable Securities.

            "Incidental Registration" has the meaning set forth in Section
7.1.1. of this Agreement.


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

            "Indemnified", "Indemnifying" has the meaning set forth in Section
7.8. of this Agreement.

            "Knowledge" means actual knowledge after reasonable investigation.

            "Offering Notice" has the meaning set forth in Section 9.3.2. of this Agreement.

            "Ordinary Course of Business" means the ordinary course of business of the Company consistent with past custom and practice.

            "Party" has the meaning set forth in the preface above.

            "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

            "Proposed Purchaser" has the meaning set forth in Section 9.1.1.

            "Purchaser" has the meaning set forth in the preface above.

            "Registrable Securities" means (i) the Shares, (ii) the Class A Common Stock issuable or issued upon conversion of the Shares and (iii) any capital stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the securities referenced in (i) or (ii) above.

            "SEC" means the Securities and Exchange Commission.

            "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (A) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (B) purchase money liens securing rental payments under capital lease arrangements, and (C) liens, charges, encumbrances, easements, rights-of-way, building and use restrictions, exceptions, reservations and limitations that do not in any material respect adversely detract from the value of the property subject thereto or materially impair the operation of the Company.

            "Shares" means the shares of Class A Preferred Stock issued or to be issued to any Purchaser pursuant to this Agreement.

            "Share Price" has the meaning set forth in Section 2.1.1. of this Agreement.

            "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

            "Tag-Along Purchaser" has the meaning set forth in Section 9.1.2. of this Agreement.

            "Transfer Allotment" has the meaning set forth in Section 9.1.2. of this Agreement.

            "Transfer Date" has the meaning set forth in Section 9.1.2. of this Agreement.

            "Transfer Notice" has the meaning set forth in Section 9.1.2. of this Agreement.

      1.2. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

      1.3. Other Definitional Provisions. The words "herein", "hereof", "hereto" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and in such gender, as the sense and circumstances require.


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

SECTION 2. BASIC TRANSACTION

      2.1. Sale of Shares.

            2.1.1. Stage One Purchase. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, the number of the Shares set forth opposite each Purchaser's name on Schedule A at a cash purchase price of two dollars ($2.00) per Share (the "Share Price"). The Company's agreements with each of the Purchasers are separate agreements, and the sales of the Shares to each Purchaser are separate sales.

            2.1.2. Stage Two Purchase. Subject to the occurrence of events set forth in Section 2.5.2.(A), the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Company, the number of Shares set forth opposite each Purchaser's name on Schedule B at the Share Price; provided, however, in the event of a sale of Common Stock by the Company as set forth in Sections 10.1. and 10.2. prior to the occurrence of events set forth in Section 2.5.2.(A), the Share Price shall be adjusted in accordance with Sections 10.1. and 10.2.

            2.1.3. Stage Three Purchase. Subject to the occurrence of events set forth in Section 2.5.2.(B), the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Company, the number of Shares set forth opposite each Purchaser's name on Schedule C at the Share Price; provided, however, in the event of a sale of Common Stock by the Company as set forth in
Section 10.1. and 10.2. prior to the occurrence of events set forth in Section 2.5.2.(B), the Share Price shall be adjusted in accordance with Sections 10.1. and 10.2.

      2.2. Closing. The purchase and sale of the Shares listed on Schedule A (the "Closing") shall take place at the offices of the Company at 2:00 p.m. on May 27, 1997, or at such other time, date and place as the Company and the Purchasers acquiring in the aggregate more than fifty (50%) percent of the Shares may otherwise agree (the "Closing Date").

      2.3. Actions at the Closing. On the Closing Date, (A) each Purchaser shall deliver to the Company by personal check, the purchase price listed opposite such Purchaser's name on Schedule A hereto, (B) each Purchaser shall deliver to Brian J. Zimmet (the "Escrow Agent") by personal check, the purchase price listed opposite such Purchaser's name on Schedules B and C to be held in accordance with Sections 2.5. and 2.6., and (C) the Company shall issue to each Purchaser the number of such Shares listed opposite such Purchaser's name on Schedule A by delivering to such Purchaser the stock certificates for such Shares duly issued and such other instruments as shall reasonably be required by the Purchasers to grant to the Purchasers all rights, title and interest in such Shares.

      2.4. Effect of Sale.

            2.4.1. Certificate of Incorporation. The Certificate of Incorporation of the Company, and the amendments thereto, in effect at and as of the Closing Date, shall remain the Certificate of Incorporation of the Company; provided, however, that as a condition precedent to the Closing, the Company shall amend its Certificate of Incorporation as set forth in Section 7.7. of this Agreement.

            2.4.2. Bylaws. The Bylaws of the Company, and the amendments thereto, in effect at and as of the Closing Date, shall remain the Bylaws of the Company; provided, however, that, as a condition precedent to the Closing, the Company shall amend its Bylaws as set forth in Section 8.1. of this Agreement.

            2.4.3. Directors and Officers. The directors and officers of the Company in office at and as of the Closing Date will remain the directors and officers of the Company retaining their respective positions and terms of office; provided, however that the holders of shares of Class A Preferred Stock shall, concurrently with the Closing, elect the directors and be granted the right to elect members to the Company's board of directors in accordance with
Section 8.1. of this Agreement.

            2.4.4. Outstanding Shares. Each share of the Company's Stock which is outstanding at and as of the Closing Date will remain issued and outstanding.


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

      2.5. Escrow Funds. The funds delivered to the Escrow Agent in accordance with Section 2.3. (B) (the "Escrow Funds") shall be held upon the following terms and conditions:

            2.5.1. Deposit of Proceeds. The Escrow Agent shall deposit the Escrow Funds in an interest-bearing account at Merrill Lynch Pierce, Fenner & Smith, Inc., 200 Park Avenue, New York, New York. The Escrow Agent shall deposit the Escrow Funds in a money market fund bearing interest at a rate competitive with other similar money market funds. Upon depositing the Escrow Funds, the Escrow Agent shall notify the Parties of the bank where the Escrow Funds are deposited and the account number of the escrow account.

            2.5.2. Distribution of the Proceeds. The Escrow Agent shall distribute (A) one-half of the Escrow Funds to the Company conditioned upon the Company collecting revenues in the amount of fifty thousand dollars ($50,000) from customers of the Company, which are not Affiliates of the Company, in payment for subscriptions for the use of the Company's products and services, and (B) the balance of the Escrow Funds (including all accumulated interest) to the Company conditioned upon the Company collecting revenues in the amount of fifty thousand dollars ($50,000) from customers of the Company which are not Affiliates of the Company for e-mail and banner advertisements, newsletter promotions, and other third-party revenues not paid directly by users, but excluding revenues in payment of subscriptions for the use of the Company's products and services. In the event that the Company fails to satisfy both the conditions of this Section 2.5.2. on or by December 31, 1998, the Escrow Funds, together with all accumulated interest, shall be refunded pro rata to the purchasers; provided, however, if the Company satisfies one (but not both) of the conditions of this Section 2.5.2. on or before December 31, 1998, fifty percent (50%) of the Escrow Funds (including all accumulated interest on the aggregate amount of the Escrow Funds) shall be returned pro rata to the Purchasers.

            2.5.3. Release and Discharge. Following the Escrow Agent's payment of the Escrow Funds pursuant to the terms of this Agreement, the Escrow Agent shall be released and discharged from all obligations and liabilities in connection with the Escrow Funds.

            2.5.4. Interpleader of Escrow Funds. In the event of a dispute between the Company and the Purchasers, as determined in good faith by the Escrow Agent, the Escrow Agent may, in his sole discretion, deposit the Escrow Funds with a court of competent jurisdiction selected by him in his capacity as Escrow Agent, and, in such event, the Escrow Agent shall be fully released and discharged from all liabilities and responsibilities in connection with holding the Escrow Funds.

            2.5.5. Obligations of the Escrow Agent. The Parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and that the Escrow Agent shall not be deemed to be an agent of the Parties in any action that he shall take in his capacity as Escrow Agent. The duties of the Escrow Agent are only as herein specifically provided and are purely ministerial in nature. The Escrow Agent shall not be liable for any action or omission on his part unless such action or omission is as a result of his willful misconduct or gross negligence. The Escrow Agent shall not incur liability for acting upon any instruction, notice or receipt of document believed by him to be genuine and to have been made, signed. sent or presented by a Person authorized to perform such acts.

            2.5.6. Indemnification of the Escrow Agent. The Parties shall severally but not jointly, in proportion to the relative amount of the purchase price paid by each of them, indemnify and hold harmless the Escrow Agent from and against any and all costs, losses, claims, damages, liabilities and expenses, including, without limitation, costs of investigation, court costs, attorneys' fees and disbursements, which may be imposed upon or incurred by Escrow Agent in connection with his acceptance of, or appointment as, Escrow Agent hereunder, or in connection with the performance of his duties hereunder, including, without limitation, any litigation arising out of this Agreement or involving the subject matter hereof; provided, however, that this indemnity shall not cover costs, losses, claims, damages, disbursements, liabilities and expenses arising out of the Escrow Agent's willful misconduct or gross negligence as determined by a final judgment of a court of competent jurisdiction.

            2.5.7. Representation. The Escrow Agent shall have the right to act as counsel to the Company in any dispute with respect to the Escrow Funds; provided, however, that the Escrow Agent shall resign and concurrently therewith, the Company shall be required to appoint a successor escrow agent over the Escrow Funds prior to the commencement of any such representation.

      2.6. Issuance of Shares. Upon the Escrow Agent's release of any Escrow Funds to the Company in accordance with Section 2.5.2(A) or (B), the Company shall issue the amount of Shares to each Purchaser listed opposite such Purchaser's name on Schedules B and C, respectively, by delivering to such Purchaser the stock certificates for such Shares duly issued, and such other instruments as shall reasonably be required by the Purchasers to grant to such Purchaser all rights, title and interest in the Shares listed in Schedules B and C, respectively.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Purchasers that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

      3.1. Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

      3.2. Capitalization.

            3.2.1. Corporate Formation. The total number of shares of all classes of stock that the Corporation is authorized to issue is twenty one million (21,000,000), consisting of thirteen million (13,000,000) shares of Class A Common Stock with a par value of one cent ($.0l) per share, of which 2,433,750 shares are issued and outstanding, three million (3,000,000) shares of Class A Preferred Stock with a par value of one cent ($.01) per share, of which 327,500 shares are issued and outstanding, and five million (5,000,000) shares of Class B Common Stock with a par value of one cent ($01) per share, of which 5,000,000 are issued and outstanding.

            3.2.2. Preferences of Classes. The Shares shall have the voting rights, preferences and qualifications as set forth in the Amendment to the Certificate of Incorporation, a copy of which is attached as Exhibit A. Immediately prior to the issuance of the Shares listed in Schedule A, the outstanding liquidation preference of the outstanding Class A Preferred Stock and Class B Common Stock is $1,195,500.

      3.3. Outstanding Stock. All of the issued and outstanding shares of Company Stock have been duly authorized and are validly issued, fully paid, and nonassessable. Except for stock and stock options of employees of the Company listed on Schedule D, and the 750,000 shares of Class A Common Stock reserved for issuance of options in the future as described in Section 10.1., there are
(A) no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock, or (B) no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. The Company is not a party or subject to any agreement or understanding and, to the best knowledge of the Company, there is no agreement or understanding between any Persons, which affects or relates to the voting or giving of written consent with respect to any security of the Company or the voting by any director of the Company.

      3.4. Subsidiaries. The Company does not presently own or control, within the meaning of Section 15 of the Act, any other corporation, association, or business entity.

      3.5. Registration Rights. Except as provided in this Agreement, the Company is not obligated to register under the Act any outstanding shares of Company Stock or any of its securities that may be issued subsequent to the date hereof.

      3.6. Authorization of Transaction. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

      3.7. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or any of its properties or assets is subject or any provision of the charter or bylaws of the Company, or
(B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound or to which any of its properties or assets is subject, or (C) result in the imposition of any Security Interest upon any of its properties or assets.

      3.8. Validity of Securities. The Shares, when issued, sold, and delivered in accordance with the terms of this Agreement, shall be duly and validly issued, fully paid, and nonassessable, and shall not be subject to any preemptive rights or liens, claims, or encumbrances other than restrictions on transfer under federal or state securities laws. The shares of Class A Common Stock issuable upon conversion of the Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the amended certificate of incorporation, will be duly and validly issued, fully paid and nonassessable, and shall not be subject to any preemptive rights or liens, claims or encumbrances other than restrictions on transfer under federal or state securities laws.

      3.9. Financial Statements. The Company has delivered to the Purchasers an unaudited balance sheet and income statement of the Company as at and for the year ended December 31, 1996 and for the quarter ended March 31, 1997 (the "Financial Statements"). The Financial Statements are complete, true and correct in all material respects, have been prepared in accordance with GAAP consistently applied throughout the periods represented thereby, and present fairly the financial position of the Company and the results of its operations as of the dates and for the periods covered thereby.

      3.10. No Adverse Change. Since March 31, 1997, there has been no change in the assets, liabilities, financial condition, properties, or operation of the Company other than changes in the Ordinary Course of Business, none of which individually or in the aggregate have been materially adverse to the business, properties, prospects or financial condition of the Company.

      3.11. Undisclosed Liabilities. The Company has no liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes, except for (A) liabilities set forth on the face of the Financial Statements and (B) liabilities which have arisen in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law). No representation or warranty by the Company herein and no statement contained in any document or other writing furnished by the Company in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

      3.12. Property and Assets. The Company has good and marketable title to all of its properties and assets, and good and valid interest as lessee in all properties held under lease, held in each case subject to no Security Interest. With respect to the properties and assets it leases, the Company is in compliance with the terms of such leases.

      3.13. Litigation. There is no action, proceeding, or investigation pending or, to the knowledge of the Company, threatened, or claim that has been made against the Company which seeks to restrain, enjoin, prevent the consummation of or otherwise challenge this Agreement, or the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, conditions, affairs, or prospects of the Company.

      3.14. Taxes. The Company has filed all federal, state, and local tax returns and forms that are required to be filed by it, and has paid or made provision for the payment of all taxes that have become due pursuant to said returns or pursuant to any assessment received by it, or which, to the best knowledge of the Company, are expected to become due with respect to the Company's business, properties and operations.

      3.15. Insurance. The Company maintains and keeps in force, with good and responsible insurance companies adequate amounts of fire, public liability, property damage, workers' compensation, and such other insurance as is usual and customary in the type of business conducted by the Company.

      3.16. Agreements with Related Parties. Except as attached hereto in Schedule D, (A) the Company does not have any employees or former employees, consultants or former consultants; (B) the Company is not a party to or otherwise obligated under any collective bargaining agreement, and (C) the Company does not maintain, contribute to, or have liability or obligation with respect to any employee benefit plan as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended, or other employee program, including, without limitation, any pension, medical, accident, life, disability, policy or program.

      3.17. Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      3.18. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local government authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.

      3.19. Schedule of Contracts. Attached as Schedule E are all contracts to which the Company is currently a party (the "Contracts"). The Company is not in default or breach under any of the Contracts, nor, to the best knowledge of the Company, is any other party thereto in default or breach thereunder, nor are there facts or circumstances which have occurred which, with or without the giving of notice or the passage of time or both, would constitute a default or breach under any of the Contracts.

      3.20. No Other Representations or Warranties. Except for the representations and warranties contained in this Section 3, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company, and the Company hereby disclaims any such representation or warranty whether made by Company, its Affiliates, officers, directors, shareholders, employees, agents or representative or any other Person. The representations and warranties contained in this Section 3 are true and correct as of the date hereof and shall be true and correct as of the date of the Closing.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

      Each Purchaser represents and warrants as to itself, severally and not jointly, to the Company that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, except as set forth in the Disclosure Schedule accompanying this Agreement and initialed by the Parties. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

      4.1. Investment Representation. The Purchaser acknowledges that it is aware that the Shares have not been registered under the Act. The Purchaser represents and warrants to the Company that the Purchaser is acquiring the Shares for investment and not with a view to or for sale in connection with any distribution thereof or with any present intention of selling the Shares in connection with a distribution, and Purchaser does not presently have reason to anticipate any change in circumstances or any particular occasion or event that would cause Purchaser to distribute the Shares.

      4.2. Restricted Securities. The Purchaser understands that the Shares are characterized as "restricted securities" under the federal securities laws inasmuch as the Shares are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.

      4.3. Legends. The Purchaser understands that the certificates evidencing the Shares may bear the following legends:

      "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired not with a view to distribution and may not be offered, sold, transferred, pledged, or hypothecated in the absence of an effective registration statement for the shares under the act and under any applicable state securities laws, or an opinion of counsel to the corporation that such registration is not required as to such sale or offer. The stock transfer agent has been ordered to effectuate transfers of this certificate only in accordance with the above instruction."

      "The shares of Class A Preferred Stock represented by this certificate are subject to the terms and conditions provided in a Class A Preferred Stock Purchase Agreement dated as of May 27, 1997, among the Company and the Purchasers of Class A Preferred Stock identified therein, a copy of which is on file with the Secretary of the Corporation. Any transfer in violation of that agreement is invalid. By its acquisition of the shares represented by this certificate, the holder hereof agrees to be bound by the terms and conditions of such agreement."

      4.4. Due Diligence Investigation. The Purchaser has completed to its satisfaction an independent investigation of the Books and Records of the Company and understands the nature of the potential risks and potential rewards of its ownership interest in the Company. The Purchaser is a sophisticated investor with investment experience in the area of venture capital and, in the event of any liquidation or winding up of the Company, has the ability to bear complete loss of its investment.

SECTION 5. CONDITIONS TO THE PURCHASERS' OBLIGATIONS

      The obligations of each Purchaser under Section 2 are subject to the fulfillment at or before Closing of each of the following conditions:

      5.1. Representations and Warranties Correct. The representations and warranties contained in Section 3 shall be true and correct on the Closing Date as if such representations and warranties were made on and as of such date.

      5.2. Performance. The Company shall have performed and complied with all agreements, conditions, and covenants contained in the Agreement (including, without limitation, the approval by the Board of Directors of the resolutions set forth in Section 8.1.1.) required to be performed or complied with by it on or before Closing. The Company shall have furnished to the Purchasers a copy of the written consent of the holders of Class A Preferred Stock set forth in
Section 8.1.2.

      5.3. Compliance Certificate. There shall have been delivered to each Purchaser a certificate, dated as of Closing Date, signed by the Company's President, certifying that the conditions specified in Section 5.1. and 5.2. have been fulfilled.

      5.4. Secretary's Certificate. The Secretary of the Company shall have delivered to each Purchaser a certificate attaching the Company's Certificate of Incorporation, By-Laws and resolutions of the Board of Directors and shareholders of the Company approving the execution, delivery and performance of this Agreement, and the transactions contemplated hereby.

      5.5. Opinion of Counsel. The Purchasers shall have received from Brian J. Zimmet, counsel for the Company, an opinion dated as of the Closing Date, substantially in the form attached as Exhibit B.

SECTION 6. CONDITIONS TO THE COMPANY'S OBLIGATIONS

      The obligations of the Company under Section 2 of this Agreement are subject to the fulfillment at or before Closing of each of the following conditions:

      6.1. Representations and Warranties Correct. The representations and warranties of each Purchaser contained in Section 4 shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

      6.2. Performance. Each Purchaser shall have performed and complied with all agreements, conditions, and covenants contained in this Agreement required to be performed or complied with by it on or before Closing.

      6.3. Investment Representation. Each Purchaser shall execute and deliver to the Company, with regard to the Shares to be issued by the Company to such Purchaser, an investment letter substantially in the form attached to this Agreement as Exhibit C.

SECTION 7. REGISTRATION RIGHTS

      The Company and each Purchaser covenant and agree as follows:

      7.1. Registration

            7.1.1. Incidental Registration. If at any time the Company proposes to register any Company Stock under the Act for its own account or for the account of any of its security holders, on a form that would also permit registration of the Registrable Securities, the Company shall, each such time, give each Holder not less than twenty (20) days written notice of such proposed registration (the "Incidental Registration"). Upon the written request of a Holder, given within ten (10) days after receipt of any such notice from the Company, the Company shall use its best efforts to include in such registration all of the Registrable Securities any Holder requests be registered in such registration.

            7.1.2. Pro Rata Incidental Registration of Company Stock. If the managing underwriter of any such offering determines that the number of shares proposed to be sold by the

Company or by other holders of shares of Company Stock is greater than the number of shares that the underwriter believes feasible to sell at the time, at the price and upon the terms approved by the Company, then the number of shares of Company Stock that the underwriter believes may be sold shall be allocated for inclusion in the registration statement in the following order of priority:
(A) Company Stock sold for the account of the Company; (B) pro rata among the Holders and other holders whose shares are being registered therein according to the number of shares requested to be registered by the Holders and such other holders; provided, however, that (1) at least ten percent (10%) of each Holder's Registrable Securities requested to be included shall be included in such underwriting (other than the initial underwriting); and (2) the right of Holders of Registrable Securities to participate in the offering shall have priority over the holders of Class A Common Stock and Class B Common Stock, If a Holder disapproves of the terms of the underwriting, it may elect to withdraw therefrom by written notice to the Company and the managing underwriter; provided, however, the election to withdraw occurs within ten (10) days after a Holder receives notice of the terms of the underwriting.

            7.1.3. Demand Registration. On or after the earlier of (A) the effective date of a registration statement filed by the Company in connection with an initial public offering of any Company Stock or other securities under the Act, or (B) eighteen (18) months after the date of this Agreement, then, upon written request of Holders holding in the aggregate greater than fifty percent (50%) of the Registrable Securities that the Company effect the registration under the Act of all or a portion of the Registrable Securities and specifying the intended method of disposition thereof, the Company shall, within fifteen (15) days after the Company has received such written notice, promptly commence and use its best efforts to consummate the registration under the Act of the Registrable Securities, or such portion thereof, and of all other stock or securities which the Company has been requested to register by any other Holder (the "Demand Registration"); provided, however, that (1) the Holders in the aggregate will be entitled to request three (3) Demand Registrations, provided that either (a) the Registrable Securities requested to be included in such Demand Registration constitute at least twenty percent (20%) of the total number of Registrable Securities issued hereunder or (b) the anticipated gross receipts from the offering exceed ten million dollars ($10,000,000), (2) a registration will not count as one of such three permitted Demand Registrations until it has become effective, (3) the Company may delay the filing of a registration statement under the Act as required by this Section 7.1.3. for a period of up to sixty (60) days after the request of the Holders if the board of directors of the Company determines in good faith that such Demand Registration would be materially adverse to the interests of the Company, and in such event, the Holders will be entitled to withdraw such request and such Demand Registration will not be counted as a Demand Registration hereunder, and (4) the Company will not be required to effect a Demand Registration within six (6) months after the effective date of a previous Demand Registration or registration in which the Holder was given registration rights pursuant to
Section 7.1.1.

            7.1.4. Pro Rata Demand Registration of Company Stock. If a Demand Registration is an underwritten offering, and the managing underwriter advises the Company in writing that in the underwriter's opinion the number of shares requested to be included exceeds the number that can be sold in such offering, then the Company shall include in such registration the number of shares requested to be included by the Holders that in the opinion of such underwriter can be sold prior to the inclusion of any securities of any other security holder or the Company. If the managing underwriter advises the Company in writing that in its opinion the aggregate number of shares requested for inclusion by Holders exceeds the number of such shares that can be sold in such offering, then the Company shall include in the registration statement only such number of shares, pro rata among the Holders, based upon the number of shares requested to be registered by each of them, which in the opinion of such underwriter can be sold.

            7.1.5. Form S-3 Demand Registration Rights. If at any time the Holders holding in the aggregate greater than fifty percent (50%) of the Registrable Securities request that the Company effect a Form S-3 registration under the Act of all or a portion of the Registrable Securities, the Company shall, within fifteen (15) days after the Company has received such written notice, promptly commence and use its best efforts to consummate the Form S-3 registration of the Registrable Securities under the Act; provided, however, (A) the aggregate fair market value of the Registrable Securities requested to be registered shall be greater than two million dollars ($2,000,000), (B) the Company shall only be required to file one Form S-3 registration every twelve (12) months, and (C) the Holders who request that the Company effect a Form S-3 registration shall not be required to participate in such Form S-3 registration.

            7.1.6. Benefit of More Favorable Rights. If at any time registration rights are granted with respect to Company Stock or capital stock of any Affiliate of the Company which are on terms more favorable to the holders of such securities with respect to any material terms applicable thereto including, without limitation, the number of times or the circumstances under which such rights may be exercised, the expenses to be paid by the Company or any Affiliate of the Company in connection therewith or the duration of the availability of such rights, the Company agrees that such more favorable terms will be exercisable by the Holders of Registrable Securities automatically and without further action by the Company. The Company covenants to give written notice to the Holders of Registrable Securities not less than ten (10) days in advance of the granting of registration rights with respect to Company Stock or capital stock of any Affiliate of the Company.

            7.1.7. Termination of Registration Rights. Notwithstanding any provision to the contrary, no Holder of Registrable Securities shall be entitled to exercise any right provided for in this Section 7.1. after five (5) years following the consummation of the sale of Common Stock pursuant to a registration statement filed by the Company under the Act in connection with the initial firm commitment underwritten offering of its securities to the general public.

      7.2. Obligations of the Company. Where required under Section 7.1. to use its best efforts to effect the registration of any of the Shares, the Company shall, as expeditiously as reasonably possible,

            7.2.1. Prepare and file with the SEC a registration statement with respect to such Shares and use its best efforts to cause such registration statement to become effective;

            7.2.2. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration;

            7.2.3. Furnish to the Holders such numbers of copies of such registration statement and prospectus, including any preliminary prospectus, in conformity with the requirements of the Act, and such other documents as the Holders may reasonably request in order to facilitate the disposition of the Registrable Securities;

            7.2.4. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement; and

            7.2.5. Use its best efforts to comply with all applicable rules and regulations of the SEC.

      7.3. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 7 that each Holder shall furnish to the Company such information regarding such Holder, the Registrable Securities held by such Holder, and the intended method of disposition thereof as the Company shall reasonably request and as shall be required in connection with the action to be taken by the Company.

      7.4. Registration Expenses. In the case of any registration effected pursuant to Section 7, the Company shall bear all registration and qualification fees and expenses, and all costs and disbursements of counsel for the Company; provided, however, that (A) each Holder selling Registrable Securities shall bear the fees and costs of such Holder's own counsel and all underwriting discounts and commissions with respect to the Registrable Securities sold by such Holder, (B) the Company shall not be required to pay for any expenses of any Demand Registration begun if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the

Holders of a majority of the Registrable Securities agree in writing that the Demand Registration so withdrawn shall be counted as one of the three permitted Demand Registrations of the Holders pursuant to Section 7.1.3. and (C) in the event any audit (other than an audit conducted at the end of the fiscal year of the Company) is required in connection with a Demand Registration, the cost, in excess of fifteen thousand dollars ($15,000), shall be borne pro rata by the Holders participating in the Demand Registration.

      7.5. Selection of Underwriters.

            7.5.1. Company Selection. If a registration pursuant to Section
7.1.1. of this Agreement involves an underwritten offering, the Company shall have the right to select the investment bankers and managers to administer the offering. The Company shall not be required under Section 7.1.1. to register the Holders' Registrable Securities in such registration unless the Holder accepts the terms of the underwriting as agreed upon between the Company and the underwriter.

            7.5.2. Holders' Selection. If a registration pursuant to Section
7.1.3. or 7.1.5. involves an underwritten offering, then the Holders shall have the right to select the investment bankers and managers to administer the offering; provided, however, that the selection of such investment bankers and managers shall be subject to the approval of the Company, such approval not to be unreasonably withheld.

      7.6. Delay at Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 7 or any other provision of this Agreement.

      7.7. Conversion of Shares. Each share of Class A Preferred Stock shall automatically be converted into one share of Class A Common Stock (adjusted to reflect subsequent stock splits, combinations, stock dividends and recapitalizations) immediately upon the earlier of (A) an underwritten offering at or greater than twenty million dollars ($20,000,000) of Company Stock at or greater than an offering price of ten dollars ($10.00) per share (adjusted to reflect subsequent stock splits, combinations, stock dividends and recapitalizations), or (B) the affirmative vote of the holders of the majority of the Class A Preferred Stock; provided, however, (1) the Purchasers shall retain the rights set forth in Sections 10.1. and 10.2. of this Agreement and (2) in the event of the liquidation, dissolution, or winding up of the affairs of the Company, the Class B Common Stock shall share pari passu in the distribution of the Company's assets.

      7.8. Indemnification. If any Registrable Securities are included in a registration statement pursuant to this Section 7, then,

            7.8.1. To the extent permitted by law, the Company shall indemnify and hold harmless each Holder, agents for each Holder, any underwriter for each Holder, and each Person, if any, who controls such Person within the meaning of the Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Act or otherwise, insofar as such losses, claims, damages, or liabilities arise out of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained in the registration statement, or any amendments or supplements to the registration statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, and will reimburse the Holder, the agents for the Holder, such underwriter, or controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission based upon and in conformity with written information furnished to the Company by an instrument duly executed by the Holder or underwriter and stated to be specifically for use therein.

            7.8.2. To the extent permitted by law, each Holder, severally and not jointly, shall indemnify and hold harmless the Company, each of its directors, each of its officers who have signed such registration statement, and any underwriter for the Company against any losses, claims, damages, liabilities or costs

(including reasonable attorneys' fees) to which the Company or any such director, officer, or underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained in the registration statement or any amendments or supplements to the registration statement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary prospectus, or amendments or supplement thereto, in reliance upon and in conformity with written information furnished by the Holder duly executed and stated to be expressly for use therein, and the Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling Person, or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action.

            7.8.3. Each party entitled to indemnification (the unindemnified Party) shall give notice to the party required to provide indemnification ("Indemnifying Party") promptly after such Indemnified Party has Knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any such claim or any litigation resulting therefrom; provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such party's expense; provided, further, that the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7.8., except to the extent that the failure results in an omission of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give notice; provided, further, that a refusal to permit the Indemnifying Party to conduct such defenses by such counsel shall relieve such Indemnifying Party of its obligations under this Section 7.8. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

      7.9. No-Action Letter. If the Company shall have obtained from the SEC a "no-action" letter in which the SEC has indicated that it will take no action if, without registration under the Act, a Holder disposes of the Registrable Securities covered by any request made under Section 7.1. in the manner in which it proposes to dispose of the Registrable Securities included in such request, or, if in the opinion of counsel for the Company, concurred in by counsel for the Holder, no registration under the Act is required in connection with such disposition, the Company need not comply with such request or requests; provided, however, that the Company shall not be relieved of its obligations under Section 7 unless the aforementioned "no-action" letter or opinion of counsel for the Company shall have been mailed by the Company to the Holder within thirty (30) days after the Company's receipt of the request or requests.

      7.10. Reports Under the Securities Exchange Act of 1934. With a view toward making available to the Holders the benefits of SEC Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit the Holder to sell its Registrable Securities to the public without registration, the Company agrees to comply with the filing requirements of ss.15(d) of the Securities Exchange Act of 1934, as amended, on a timely basis from the effective date of the first registration statement filed by the Company and thereafter, even if the Company's duty to file is subsequently suspended pursuant to the provisions of ss.15(d) and, so long as any Holder owns any of the Registrable Securities, to furnish the Holder in writing upon its request the information required to enable to the Holder to dispose of its Registrable Securities pursuant to SEC Rule 144.

      7.11. Lock-Up Period. Each Holder agrees that it shall not, to the extent requested by the underwriter of the Company, sell or otherwise transfer or dispose of any Registrable

Securities of the same or similar class as the Registrable Securities being registered by the Company during the one hundred eighty (180) day period following the effective date of a registration statement; provided, however, that (A) such agreement shall be applicable only to the first registration statement of the Company that covers shares to be sold on its behalf to the public in the underwritten offering, (B) the holders of Class B Common Stock and the holders of at least ninety percent (90%) of Class A Common Stock are subject to identical or substantially similar time restrictions, (C) all officers and directors of the Company and all other persons with registration rights enter into similar agreements, and (D) nothing contained herein shall prohibit any Holder from transferring any Registrable Securities to a trust established for estate planning purposes.

      7.12. Transfer of Registration Rights. The registration rights of the Holders under this Section 7 may be transferred to any transferee who acquires at least five thousand (5,000) Registrable Securities (adjusted to reflect subsequent stock splits, combinations, stock dividends and recapitalizations); provided, however, that the Company is given written notice by the Holder at the time of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Section 7 are being assigned.

SECTION 8. OTHER COVENANTS

      8.1. Modification of Bylaws.

            8.1.1. Resolutions. At Closing, the board of directors of the Company shall (A) resolve to increase the size of the Company's board of directors from two (2) to five (5); (B) resolve to permit the holders of Class A Preferred Stock to elect two directors; provided, however, that the right of the holders of Class A Preferred Stock to elect one such director shall terminate in the event that there are not outstanding at least 500,000 shares of Class A Preferred Stock (adjusted to reflect subsequent stock splits, combinations, stock dividends and recapitalizations), and provided further, that the right of the holders of Class A Preferred Stock to elect one of such directors shall terminate in the event that a third party has (1) invested cash or consideration greater than or equal to $3,000,000 in the Company, the value of any non-cash consideration to be determined by the Board of Directors in good faith evidenced by a board resolution, or (2) acquired an equity interest in the Company of or in excess of ten percent (10%) of the outstanding shares of Company Stock, and in either case, such third party requires as a condition to its investment the right to elect a member of the board of directors, (C) resolve to establish that in the event the holders of Class A Preferred Stock shall lose their rights to elect at least one member to the board of directors, the Company shall invite a representative designated by the holders of Class A Preferred Stock to attend all meetings of its board of directors in a nonvoting observer capacity; provided, however, (1) that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all Confidential Information concerning the Company furnished to such representative in connection with any such meeting of the board of directors, and (2) the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting would reasonably be expected to adversely affect the attorney-client privilege between the Company and its counsel, (D) resolve to establish that directors shall be reimbursed by the Company for their reasonable costs for attending board of director meetings; and
(E) resolve to establish a(n) audit, compensation and management committee for the Company.

            8.1.2. Election of Directors. At Closing, the holders of Class A Preferred Stock shall, by majority written consent, elect Stephen Ketchum and Dan Flatley as members to the board of directors of the Company. Commencing on the Closing Date and for so long as the events set forth in Section 8.1.1. (B) have not occurred, the holders of Class A Preferred Stock or their duly authorized representative shall have the right to designate up to two nominees in accordance with Section 8.1.1. (B) to serve as directors of the Company for election at the annual meeting of stockholders of the Company. Subject to the conditions set forth in 8.1.1. (B), Gerald Gorman and the Purchasers agree to use their best efforts to cause the person or persons so named to be nominated for election to the board of directors of the Company at the time and in the manner proper for such nominations whereupon Gerald Gorman and the Purchasers agree to cast all of the votes they are entitled to cast in such election, subject to the limitations set forth below, whether at the next annual meeting or a special meeting of the stockholders, by written consent in lieu of a meeting or otherwise, for the election of such nominees to the board of directors of the Company.

      8.2. Financial Statements. So long as the Purchaser owns any Shares, the Company shall deliver to such Purchaser the following financial statements of the Company:

            8.2.1. Within thirty (30) days after the end of each fiscal year of the Company, a statement of operations, a balance sheet of the Company as of the end of such fiscal year, and statements of operations, changes in financial position, and changes in shareholder equity for such fiscal year, which year-end financial reports shall be certified by independent certified public accountants selected by the Company and approved by the Purchasers.

            8.2.2. Within thirty (30) days after the end of each calendar month, an unaudited statement of operations for such calendar month and a balance sheet as of the end of such calendar month.

            8.2.3. Within thirty (30) days after the end of each of the first three quarters of the fiscal year, an unaudited statement of operations for such fiscal quarter and a balance sheet as of the end of such fiscal quarter.

      8.3. Inspection. So long as any Purchaser owns at least fifty thousand (50,000) Shares (adjusted to reflect subsequent stock splits, combinations, stock dividends and recapitalizations), the Company shall permit the Purchaser, at his or her expense, to visit and inspect the Company's properties, to examine its books of account and records, and to discuss the Company's affairs, finances, and accounts with the Company's officers and independent public accountants, all at such reasonable times as may be requested by Purchaser; provided, however, that the Company shall not be obligated pursuant to this
Section 8.3. to provide any information (A) that the Company considers to be Confidential Information unless the Purchaser enters into an agreement in a form reasonably satisfactory to the Company to hold such information confidential, or (B) that the Company is obligated to hold confidential by the terms of any agreement with a third party, or (C) in the event the Purchaser owns an equivalent or larger investment in a competitor of the Company.

      8.4. Covenant Not to Compete. Prior to or on the Closing Date, the Company shall have entered into (A) an agreement with each of Gerald Gorman and Gary Millin, its principal executive officers, substantially in the form attached as Exhibit D, providing that, upon termination of employment with the Company, Gerald Gorman and Gary Millin shall not compete with the Company for a period of two (2) years from the date of such termination. The Company has entered into a consulting agreement with each of Eric Woodward and Vanity Mail Services, Inc., true and correct copies of which have been provided by the Company to the Purchasers, providing that upon termination of such engagement with the Company, Eric Woodward and Vanity Mail Services, Inc. shall not compete with the Company for a period of two (2) years from the date of such termination, subject to the qualifications set forth therein.

      8.5. Arms' Length Transactions. The Company shall not enter into any transaction, agreement, arrangement, sale, purchase, or lease with any holder of shares of Company Stock, or any other Person, that provides for receipt by the Company of less than fair and full consideration in money or money's worth in exchange for the money, property or services provided by the Company pursuant to such transaction, agreement, arrangement, sale, purchase, or lease.

      8.6. Termination. The Company's obligations and Purchaser's rights under Sections 8.2. and 8.3. shall terminate upon the effective date of the registration statement filed by the Company in connection with the initial public offering of the Company's stock or other securities under the Act as and to the extent the Company is otherwise subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

      8.7. Voting Agreement. In any vote to be taken by the Purchasers or the Holders, as the case may be, in accordance with Sections 7.1.3., 7.1.5.. 7.7.1., 8.1.1., 8.1.2., 8.8. and 9.2.1.

of this Agreement, the Controlling Stockholder agrees and consents to vote, in equal proportion to the votes cast by the remaining Purchasers or Holders, as the case may be, his shares of Class A Preferred Stock, any capital stock of the Company issued upon conversion thereof, any capital stock of the Company issued as (or issued upon the conversion or exercise of any warrant, right or other security issued as) a dividend or other distribution with respect thereto, or in exchange for or in replacement of said securities with respect thereto.

      8.8. Indemnification. Gerald Gorman shall indemnify, defend and hold harmless each Purchaser, its Affiliates and their respective officers, directors, employees, representatives and agents from and against any and all claims, damages, losses, liabilities, costs and expenses, including, without limitation, settlement costs and any reasonable legal, accounting or other expenses incurred in connection with investigating or defending any actual or threatened claims or actions (all of the foregoing, collectively, "Losses") arising out of, relating to or in connection with that certain Agreement, dated as of October 1, 1996, between the Company and InfoSpace. Inc., as the terms thereof may be or may have been amended or modified, whether orally or in writing; provided, however, that if and to the extent that any Losses are to be satisfied by the issuance or delivery of shares of Company Stock in satisfaction thereof, such obligation shall be satisfied by the delivery by Gerald Gorman of shares of Company Stock owned beneficially or of record by him, and not by the issuance by the Company of shares of Company Stock without the prior written consent of the holders of fifty percent (50%) or more of the Shares.

      8.9. Transfer of Class B Common Stock.

            8.9.1. 10x Exit Condition. Except as provided in this Section 8.9., unless all of the Purchasers shall have been provided the opportunity to sell, transfer or dispose of one hundred percent (100%) of their Shares or the shares of Class A Common Stock or other Company Stock into which the Shares may be converted or for which they may be exchanged, for an amount equal to or greater than each Purchaser's aggregate investment set forth in Schedules A, B and C, multiplied by ten (10), in cash, or in freely-tradable securities for which a public market exists, or assets of equivalent fair market value (as determined by the Board of Directors in good faith evidenced by a board resolution adopted by the affirmative votes of a majority of the directors, excluding Gerald Gorman or his Affiliates, even though the remaining directors be less than a quorum), and such sale, transfer or disposition shall have been consummated with respect to all Holders electing to participate therein prior to the expiration of thirty
(30) months from the date of this Agreement (the "10x Exit Condition"), the shares of Class B Common Stock shall not be transferable by Gerald Gorman and any purported transfer thereof shall be void ab initio, and the Company covenants and agrees that such transfer shall not be reflected on the stock transfer books of the Company.

            8.9.2. Amendment of Charter. In the event that Gerald Gorman desires to sell, transfer or dispose of any shares of Class B Common Stock, and the 10x Exit Condition has not been satisfied, the Holders and Gerald Gorman covenant and agree that the Holders and Gerald Gorman shall use their best efforts to (A) cause the Company to amend the Company's Certificate of Incorporation, in accordance with applicable law, to create a new class of stock which (1) authorizes such class to issue five million (5,000,000) shares, (2) designates to the holders of such class of stock a liquidation preference in the amount of $0.20 per share, in the event of the dissolution, liquidation or winding up of the Company, in the distributable assets of the Company, such class to share pan passu with the holders of Class A Preferred Stock and Class B Common Stock, (3) permits such class a right to one vote per share of stock in any meeting of the stockholders or in any written consent in lieu of a meeting in accordance with the Bylaws of the Company, and (4) requires the mandatory conversion of such shares of Class B Common Stock at a conversion rate of one share of Class B Common Stock to one share of such class upon any transfer of shares of Class B Common Stock, and (B) causes the Company to convert the shares of Class B Common Stock into shares of such class and to at all times reserve and keep available such shares solely for the purpose of effecting the conversion of all outstanding shares of Class B Common Stock.

            8.9.3. Conversion to Class A Common Stock. In the event the Company is unable to (A) create and issue such class of stock as provided in 8.9.2., or
(B) cause the Class B Common Stock to be converted into such new class of stock, in either case under applicable law or for any other reason, each share of Class B Common Stock proposed to be sold, transferred or disposed of shall be exchanged by Gerald Gorman for one share of Class A Common Stock, and it shall be a condition of such proposed sale, transfer or disposition that such shares of Class B Common Stock shall have been exchanged as set forth in this section; provided, however, that if such exchange may not be consummated prior to the proposed sale, transfer or disposition, Gerald Gorman covenants and agrees to enter into an agreement with his proposed purchaser or transferee giving effect to the exchange contemplated hereunder including, without limitation, the termination of any special or preferential voting rights applicable to the Class B Common Stock with regards to such shares being sold, transferred or disposed. The Company represents, warrants and agrees that sufficient shares of Class A Common Stock have been and will at all times remain duly and validly reserved for issuance upon any exchange of Class B Common Stock as set forth herein.

            8.9.4. Confirmation of Occurrence. The Company covenants and agrees that no transfer of Class B Common Stock shall be given effect by the Company or reflected on the Company's stock transfer ledger unless the Company shall first have obtained confirmation in writing by the majority of the Purchasers, such confirmation to be provided by the majority of the Purchasers in good faith, that the 10x Exit Condition has been satisfied.

            8.9.5. Legend Restriction. Gerald Gorman covenants and agrees to deliver promptly upon the execution of this Agreement all of the shares of Class B Common Stock to the Company in order that the Company may include a legend on the certificates representing such shares to the effect of the foregoing.

      8.10. Authorization of Additional Class A Preferred Stock. If at any time the number of authorized but unissued shares of Class A Preferred Stock shall not be sufficient to effect the obligations of the Company to issue additional shares of Class A Preferred Stock pursuant to Section 10.1. and 10.2., the Company shall take such corporate action as may be necessary or advisable to increase the number of authorized but unissued shares of Class A Preferred Stock to such number of shares as shall be sufficient for such purpose and Gerald Gorman and the Purchasers agree to cast all of the votes they are entitled to cast to approve the same and give effect thereto (whether at the next annual meeting or a special meeting of stockholders, by written consent in lieu of a meeting or otherwise)

      8.11. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of all outstanding shares of capital stock which are convertible into shares of Class A Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of capital stock which are convertible into Class A Common Stock.

SECTION 9. PREEMPTIVE RIGHTS

      9.1. Rights of Inclusion.

            9.1.1. General. Except as provided in Section 9.1.6., if, at any time, the Controlling Stockholder proposes to transfer shares of Company Stock to a third party (a "Proposed Purchaser"), the Controlling Stockholder shall afford each Holder the opportunity to participate in such transfer in accordance with this Section 9.1.

            9.1.2. Right to Participate. Each Holder, with respect to the proposed transfers set forth in Section 9.1.1. (a "Tag-Along Purchaser"), shall have the right to transfer, at the same price and upon identical terms and conditions as such proposed transfer, the number of shares of Company Stock owned by such Tag-Along Purchaser (the "Transfer Allotment") equal to (A) the total number of shares of Company Stock proposed to be transferred by the Controlling Stockholder multiplied by (B) a fraction, the numerator of which is the total number of shares of Company Stock then owned by such Tag-Along Purchaser as of the close of business on the second day preceding the mailing date of the Transfer Notice (as defined below) and the denominator of which is the total number of shares of Company Stock then owned by (1) all of the Holders, (2) the Controlling Stockholder, and (3) all other stockholders of the Company having tag-along or similar rights to participate in the proposed transfer. At the time any transfer to a Proposed Purchaser is proposed, the Controlling Stockholder shall give notice to each Tag-Along Purchaser of its right to sell shares of Company Stock hereunder (the "Transfer Notice"), which notice shall identify the Proposed Purchaser and state the number of shares of Company Stock proposed to be transferred, the proposed offering price, the proposed date of any such transfer (the "Transfer Date") and any other material terms and conditions of the proposed transfer. The Transfer Notice shall also contain a complete and correct copy of any offer to the Controlling Stockholder by the Proposed Purchaser to purchase such shares of Company Stock.

            9.1.3. Notice. Each Tag-Along Purchaser that wishes to participate in the transfer shall provide written notice (the "Tag-Along Notice") to the Controlling Stockholder no less than seven (7) days prior to the Transfer Date; provided that the Controlling Stockholder shall use his best efforts to deliver the Transfer Notice at least thirty (30) days prior to the Transfer Date and in no event shall the Controlling Stockholder provide such Transfer Notice later than fifteen (15) days prior to the Transfer Date. The Tag-Along Notice shall set forth the number of shares of Company Stock that such Tag-Along Purchaser elects to include in the transfer, which shall not exceed such Tag-Along Purchaser's Transfer Allotment. The Tag-Along Notice shall also specify the aggregate number of additional shares of Company Stock owned of record by such Tag-Along Purchaser as of the date of the Tag-Along Notice, if any, which such Tag-Along Purchaser desires also to include in the transfer (the "Additional Shares") in the event there is any under-subscription for the entire amount of all Tag-Along Purchasers' Transfer Allotments. In the event there is an under-subscription by a Tag-Along Purchaser for the entire amount of the Tag-Along Purchaser's Transfer Allotments, the Controlling Stockholder shall apportion the unsubscribed Tag-Along Purchaser's Transfer Allotments to Tag-Along Purchasers whose Tag-Along Notices specified an amount of Additional Shares, which apportionment shall be on a pro rata basis among such Tag-Along Purchasers in accordance with the number of Additional Shares specified by all such Tag-Along Purchasers in their Tag-Along Notices. The Tag-Along Notices given by the Tag-Along Purchasers shall constitute their binding agreements to sell such shares of Company Stock on the terms and conditions applicable to the transfer.

            9.1.4. Non Participation. If a Tag-Along Notice is not received by the Controlling Stockholder prior to the seven (7) day period specified above, the Controlling Stockholder shall have the right to sell or otherwise transfer the number of shares of Company Stock specified in the Transfer Notice to the Proposed Purchaser without any participation by such Tag-Along Purchaser (subject to the right of other Tag-Along Purchasers to sell Additional Shares), but only on terms and conditions with respect to the consideration paid by the Proposed Purchaser and other material terms a reasonable investor would consider in making its decision to invest which are no more favorable in any material respect to the Controlling Stockholder than as stated in the Transfer Notice to the Tag-Along Purchasers, and only if such Transfer occurs on a date within sixty (60) days of the Transfer Date.

            9.1.5. Representations. Each Tag-Along Purchaser shall only be obligated to make representations as to (A) good title and the absence of a Security Interest against the Tag-Along Purchaser's Shares, (B) the validity and binding effect of any agreements entered into by such Tag-Along Purchaser in connection with such transfer; provided, however, that each Tag-Along Purchaser shall make such representations and warranties severally and not jointly.

            9.1.6. Exceptions. The provisions of this Section 9.1. shall not apply to any transfer by the Controlling Stockholder (A) to the spouse or family members of the Controlling Stockholder, (B) to a Proposed Purchaser of Common Stock having an aggregate fair market value of one million dollars ($1,000,000) or less, (C) pursuant to a public offering or any Rule 144 transaction, or (D) of Shares acquired in connection with customary trading activities at any time following an initial public offering.

      9.2 Rights to Compel.

            9.2.1. General. Except as provided in Section 8.8., if, at any time,
(A) the Controlling Stockholder proposes to transfer all or any portion of his shares of Company Stock constituting more than fifty percent (50%) of the issued and outstanding shares of Company Stock to a Proposed Purchaser in a bona fide arms' length transaction, and (B) in connection therewith the Controlling Stockholder obtains an opinion of a nationally-recognized investment banking firm to the effect that the transfer to the Proposed Purchaser is fair to the Controlling Shareholder and the Holders from a financial point of view, then the controlling Stockholder may require the Holders to transfer all or a portion of their shares of Company Stock (the "Designated Shares") to the Proposed Purchaser in accordance with this Section 9.2.; provided, however, that the Holders of fifty percent (50%) or more of the shares of Company Stock may by their written consent waive the obligation to obtain such fairness opinion in any proposed transfer by the Controlling Stockholder.

            9.2.2. Requirement to Participate. Each Holder, with respect to the proposed transfers set forth in Section 9.2.1. (the "Drag-Along Purchaser"), shall be required to transfer the Designated Shares to the Proposed Purchaser at the same price per share of Company Stock and upon identical terms and conditions as such proposed transfer upon which the controlling Stockholder is selling his shares of Company Stock. The Designated Shares shall be determined by multiplying the shares of Company Stock owned by each Purchaser by a fraction, the numerator of which shall be the number of shares of Company Stock to be sold by the Controlling Stockholder and the denominator of which is the total shares of Company Stock owned by the Controlling Stockholder.

            9.2.3. Notice. The Controlling Stockholder shall send written notice (the "Drag-Along Notice") of the exercise of such rights pursuant to this
Section 9.2. to each Drag-Along Purchaser, setting forth the consideration per share of Company Stock to be paid by the Proposed Purchaser and the other terms and conditions of such transaction. Within twenty (20) days following the date of the Drag-Along Notice, each Drag-Along Purchaser shall deliver to the Controlling Stockholder certificates representing the Designated Shares held by them or duly endorsed, together with all other transfer documents reasonably required to be executed in connection with such transaction; provided, however, that each Drag-Along Purchaser shall only be obligated to make representations as to (A) good title and the absence of a Security Interest against the Drag-Along Purchaser's Shares, (B) the validity and binding effect of any agreements entered into by such Drag-Along Purchaser in connection with such transfer and that each Drag-Along Purchaser shall make such representations and warranties severally and not jointly.

            9.2.4. Nonparticipation. In the event that a Drag-Along Purchaser fails to deliver certificates representing the Designated Shares to the Controlling Stockholder, the Company shall cause the Books and Records of the Company to show that such shares of Company Stock are bound by the provisions of this Section 9.2.

            9.2.5. Failure to Close. If, within ninety (90) days after the Controlling Stockholder gives the Drag-Along Notice, the sale of all of Controlling Stockholder's shares of Common Stock in accordance herewith has not been completed, the Controlling Stockholder shall return to the Drag-Along Purchasers all certificates representing the Designated Shares, and all the restrictions on sale or other disposition contained in the Agreement with respect to the shares of Company Stock shall again be in effect.

            9.2.6. Remittance of Sale Proceeds. Simultaneously with the consummation of the sale of the Controlling Stockholder's shares of Company Stock, and each Drag-Along purchaser's shares of Company Stock, the Controlling Stockholder shall notify each Drag-Along Purchaser of the consummation of the sale, and shall cause the Proposed Purchaser to remit directly to each Drag-Along Purchaser that has delivered its shares of Company Stock, the total sales price of each Drag-Along purchaser's shares of Company Stock sold or otherwise disposed of pursuant thereto and shall furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms thereof as may be reasonably requested by the Drag-Along Purchaser.

      9.3. Right of First Offer.

            9.3.1. General. Subject to the terms and conditions specified in this Section 9.3., the Company hereby grants to each Holder a right of first offer with respect to future sales by the Company of Company Stock. Each time the Company proposes to offer (A) additional shares of capital stock of any or all classes or series thereof, (B) rights, options or warrants to purchase shares of its capital stock, or (C) securities convertible into such capital stock (the "New Offering"), the Company shall first make an offering of thirty percent (30%) of the New Offering to the Holders in the aggregates offered pro rata among the Holders, in accordance with the following provisions. The Holders have no right to participate in the New Offering of Company Stock in excess of the thirty percent (30%) in the aggregate of the New Offering granted in this Section 9.3.

            9.3.2. Notice. The Company shall provide a written notice (the "Offering Notice") of the New Offering to each Holder stating (A) the Company's bona fide intention to offer such shares, (B) the number of such shares to be offered, and (C) the price and terms upon which it proposes to offer such shares.

            9.3.3. Election to Purchase. Within twenty (20) days following the date of the Offering Notice (the "Election Period"), each Holder may elect to purchase or obtain, at the price and on the terms specified in the Offering Notice, up to that portion of such shares which equals thirty percent (30%) multiplied by a fraction, the numerator of which is the number of shares of Company Stock held by the Holder as of the date of the Offering Notice and the denominator of which is the total Company Stock outstanding on the date of the Offering Notice. After the expiration of the Election period, the Company shall notify the Holders which exercise their rights to purchase additional shares (the "Participating Purchasers") of each other Purchaser's failure to do likewise (the "Declining Purchasers"). During the ten-day period commencing after receipt of such information, each Participating Purchaser shall be entitled to purchase that portion of the shares for which the Declining Purchasers were entitled to subscribe but which were not subscribed for by the Declining Purchasers which is equal to the proportion that the number of shares of Company Stock issued and held by such Participating Purchaser bears to the total number of shares of Company Stock issued and held by all Participating Purchasers who wish to purchase unsubscribed shares.

            9.3.4. Transfer to Proposed Purchaser. At any time after the Offering Notice is given, the Company may offer for sale seventy percent (70%) of the New Offering and, if the shares referred to in the Offering Notice are not elected to be purchased as provided in Section 9.3.3., the Company may, during the ninety (90) day period following the expiration of the

Election Period, offer for sale the remaining unsubscribed portion of the New Offering to any Person at a price not less than, and upon terms no more favorable to the offeree than those specified in the Offering Notice. If the Company does not consummate the sale of the New Offering within such period, the right provided hereunder shall be deemed to be revived and such shares shall not be offered unless first reoffered to each Holder in accordance with this section.

            9.3.5. Exceptions. The right of first offer in this Section 9.3. shall not be applicable (A) to shares issued as set forth Section 10.1. or 10.2., (B) to or after consummation of a bona fide, firmly underwritten public offering of shares of Common Stock, registered under the Act, (C) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities outstanding as of the date hereof, or (D) to the issuance of securities in connection with a strategic partnership or bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise.

SECTION 10. POST CLOSING SHARE PRICE ADJUSTMENTS

      10.1. Anti-Dilution Rights. If, after the Closing Date, the Company shall issue Company Stock to a third party for consideration less than the Share Price, then each Purchaser shall be issued additional Class A Preferred Stock, without paying additional consideration, so that the effective price of each Purchaser's Class A Preferred Stock, after giving effect to such issuance, shall be equal to the price of the Company Stock purchased by the third party; provided, however, in no event shall the Purchasers have the right to receive additional shares of Company Stock where the Company (A) offers for sale up to seven hundred and fifty thousand (750,000) shares of Class A Common Stock (adjusted to reflect subsequent stock splits, combinations, stock dividends and recapitalizations) to officers and employees of, consultants to, or directors who are not employees of the Company, pursuant to a stock grant, option, or purchase plan, or other employee stock incentive program approved by the Company's board of directors, (B) issues stock, stock options, warrants or rights to the employees and consultants of the Company as set forth in Schedule D, or (C) issues three hundred twelve thousand five hundred (312,500) shares of Class A Common Stock or options to purchase Class A Common Stock (adjusted to reflect subsequent stock splits, combinations, stock dividends and recapitalizations) to Eric Woodward in accordance with the agreement as in effect on the date hereof between the Company and Eric Woodward. An example of the calculation of the additional shares to be issued pursuant to this Section 10.1. is attached hereto as Exhibit E.

      10.2. Performance Ratchet Protection.

            10.2.1. Timing of Ratchet. At the earlier of (A) thirty (30) months after Closing or (B) the sale of all or substantially all of the assets or stock of the Company or the merger, consolidation or combination of the Company with any other Person (the "Company Sale"), each Purchaser shall be issued additional Class A Preferred Stock of the Company, without paying additional consideration therefor, so that, after giving effect to such issuance, the effective price of all issued Shares held by such Purchaser shall be reduced from the Share Price to an Adjusted Share Price calculated pursuant to Section 10.2.2. (the "Adjusted Share Price").

            10.2.2. Adjusted Share Price. The Adjusted Share Price shall be the greater of (A) one dollar ($1.00) per Share, (B) ten percent (10%) of the highest price per share offered to the Purchasers in any public offering or private sale to a third party of Company Stock, in which the Purchasers were provided and declined an opportunity to sell Shares, including but not limited to any sale of securities in the manner set forth in Sections 7.1., 9.1. and 9.2.; or (C) ten percent (10%) of the price per share in a Company Sale, if such has occurred; provided, however, that in no event shall the Adjusted Share Price exceed two dollars ($2.00) per share. An example of the calculation of the additional shares to be issued pursuant to this Section 10.2. is attached hereto as Exhibit E.

      10.3. Restriction on the Declaration of Dividends. The Company shall not declare dividends to any class of Company Stock and shall not redeem, repurchase or otherwise acquire for value any shares of Company Stock without the consent of the holders of a majority in interest of the Class A Preferred Stock.

SECTION 11. MISCELLANEOUS

      11.1. Public Announcements. No Purchaser shall make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Company.

      11.2. No Third Party Beneficiaries. Except as set forth in Section 7.8., this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted transferees and assigns.

      11.3. Default. In the event a Party fails to comply with the terms of this Agreement, any other Party to this Agreement shall be entitled to any relief or remedy that may be available pursuant to this Agreement or at law or equity.

      11.4. Notices. All notices hereunder shall be in writing and be given by registered or certified mail, postage and registration fees prepaid, or by overnight delivery, and shall be deemed given when so mailed as follows:

            GlobeComm, Inc.
            11 Broadway, Suite 660
            New York, NY 10007
            Attn: Gary Millin, President

            Brian J. Zimmet, Esq.
            801 Second Avenue 5th Floor
            New York, NY 10017

            To the Purchasers
            At the addresses set forth in Schedule A

The foregoing addresses may be changed by notices given in the manner set forth in this section.

      11.5. Governing Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware without giving effect to the principles of the conflict of laws thereof.

      11.6. Waivers; Amendments. The waiver by the undersigned of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach. This Agreement may be amended only by a written amendment executed by the Company and the holders of a majority of the Shares.

      11.7. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect the construction and interpretation of this Agreement.

      11.8. Severability. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of such section. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

      11.9. Binding Effect. This Agreement shall not be assigned by any Purchaser without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the Parties, their heirs, personal representatives, successors, and permitted assignees.

      11.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement may contain more than one counterpart of the signature page and may be executed by the affixing of the signatures of each of the Parties to one of these counterpart signature pages. All of the counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

      11.11. Execution of Document. Each of the Parties hereto agrees to execute and deliver, without cost or expense to any other Party, any and all such further instruments or documents and to take any and all such further action reasonably requested by such other of the Parties hereto as may be necessary or convenient in order to effectuate this Agreement and the interests and purposes thereof.

      11.12. Expenses. Except to the extent otherwise specifically provided herein, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      11.13. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

      11.14. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      11.15. Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits and Schedules hereto), the amendment to the Certificate of Incorporation, and the letter agreement of the Escrow Agent dated May 23, 1997, contain the entire agreement of the Parties. The Parties are not bound by any oral statements that are made outside of this Agreement.

      WHEREAS, the Parties have executed this Agreement as of the date first above written:

GlobeComm, Inc.                           Escrow Agent


/s/ Gary Millin                           /s/ Brian J. Zimmet
----------------------------------        -----------------------------------
By: Gary Millin, President                Brian J. Zimmet, Esq.
                                          As to Section 2.5.

Purchasers

                                          /s/ Hoyt Davidson
----------------------------------        -----------------------------------
Jeff Barbakow                             Hoyt Davidson

                                          /s/ Ihsan Essaid
----------------------------------        -----------------------------------
David Dennis                              Ihsan Essaid

                                          /s/ Dan Flatley
----------------------------------        -----------------------------------
Trevor Fetter                             Dan Flatley

/s/ Gerald Gorman                         /s/ Tony James
----------------------------------        -----------------------------------
Gerald Gorman                             Tony James

/s/ Stephen Ketchum                       /s/ Ryan Kim
----------------------------------        -----------------------------------
Stephen Ketchum                           Ryan Kim

                                          /s/ Joe Low
----------------------------------        -----------------------------------
Steve Lebow                               Joe Low

                                          /s/ Andrew Rush
----------------------------------        -----------------------------------
Marsha Plotnitsky                         Andrew Rush

      WHEREAS, the Parties have executed this Agreement as of the date first above written:

GlobeComm, Inc.                           Escrow Agent


/s/ Gary Millin                           /s/ Brian J. Zimmet
----------------------------------        -----------------------------------
By: Gary Millin, President                Brian J. Zimmet, Esq.
                                          As to Section 2.5.

Purchasers

                                          /s/ Hoyt Davidson
----------------------------------        -----------------------------------
Jeff Barbakow                             Hoyt Davidson

                                          /s/ Ihsan Essaid
----------------------------------        -----------------------------------
David Dennis                              Ihsan Essaid

                                          /s/ Dan Flatley
----------------------------------        -----------------------------------
Trevor Fetter                             Dan Flatley

/s/ Gerald Gorman
----------------------------------        -----------------------------------
Gerald Gorman                             Tony James

/s/ Stephen Ketchum                       /s/ Ryan Kim
----------------------------------        -----------------------------------
Stephen Ketchum                           Ryan Kim


----------------------------------        -----------------------------------
Steve Lebow                               Joe Low


----------------------------------        -----------------------------------
Marsha Plotnitsky                         Andrew Rush

                                          /s/ Tim Weller
----------------------------------        -----------------------------------
Arvind Sanger                             Tim Weller

/s/ Vincent Degiaimo                      /s/ William Donaldson
----------------------------------        -----------------------------------
Vincent Degiaimo                          William Donaldson


----------------------------------        -----------------------------------
Jack Kuehler                              Tripp Smith


----------------------------------        -----------------------------------
Lens Lipsuis                              Arkady Plotnitsky

/s/ Gerald Gorman
----------------------------------        -----------------------------------
Gerald Gorman, Personally

                                   SCHEDULE A

      Purchaser                 No. Of Shares                 Purchase Price
      ---------                 -------------                 --------------

1.    Jeff Barbakow                  43,750                        $87,500
      830 Picacho Lane
      Santa Barbara, CA 93108

2.    Hoyt Davidson                  25,000                        $50,000
      945 West Road
      New Canaan, CT 06840

3.    David Dennis                   43,750                        $87,500
      12916 Evanston Street
      Los Angeles, CA 90049

4.    Ihsan Essaid                    5,000                        $10,000
      17 Grove Street
      CosCob, CT 10024

5.    Trevor Fetter                  25,000                        $50,000
      1530 Mimosa Lane
      Montecito, CA 93108

6.    Dan Flatley                    75,000                       $150,000
      17 Maple Hill Drive
      Larchmont, NY 10538

7.    Gerald Gorman                 100,000                       $200,000
      180 Midland Avenue
      Monclair, NJ 07043

8.    Tony James                     25,000                        $50,000
      1001 Park Avenue, #15
      New York, NY 10028

9.    Stephen Ketchum                56,250                       $112,500
      151 East 80th Street, 11C
      New York, NY 10021

10.   Ryan Kim                        1,250                         $2,500
      161 East 81st Street, #1E
      New York, NY 10028

11.   Steve Lebow                    12,500                        $25,000
      150 North Cliffwood Ave.
      Los Angeles, CA 90049

12.   Joe Low                        21,250                        $42,500
      100 Cedar Cliff Road
      Riverside, CT 06878

13.   Marsha Plotnitsky              62,500                       $125,000
      36 Bank Street
      New York, NY 10014

14.   Andrew Rush                    10,000                        $20,000
      35 Bradford Road
      Scarsdale, NY 10583

15.   Arvind Sanger                  12,500                        $25,000
      277 Park Avenue, 14th Floor
      New York, NY 10172

16.   Tim Weller                     12,500                        $25,000
      305 Second Avenue, #314
      New York, NY 10003

17.   Vincent Degiaimo               18,750                        $37,500
      31 Ridgecroft Road
      Bronxville, NY 10708

18.   William Donaldson              25,000                        $50,000
      277 Park Avenue
      New York, New York 10017

19.   Jack Kuehler                   25,000                        $50,000
      66 Alpine Avenue
      Los Gatos, CA 95030

20.   Tripp Smith                    12,500                        $25,000
      2 Colt Road
      Summit, NJ

21.   Rens Lipsius                    6,250                        $12,500
      18B Villa Riberole
      Paris, France

22.   Arkady Plotnitsky               6,250                        $12,500
      1500 Duke University Road
      Durham, NC 27701

TOTAL:                              625,000                     $1,250,000
------                              -------                     ----------

                                   SCHEDULE B

       Purchaser                  No. Of Shares                Purchase Price
       ---------                  -------------                --------------

 1.    Jeff Barbakow                 21,875                         $43,750

 2.    Hoyt Davidson                 12,500                         $25,000

 3.    David Dennis                  21,875                         $43,750

 4.    Ihsan Essaid                   2,500                          $5,000

 5.    Trevor Fetter                 12,500                         $25,000

 6.    Dan Flatley                   37,500                         $75,000

 7.    Gerald Gorman                 50,000                        $100,000

 8.    Tony James                    12,500                         $25,000

 9.    Stephen Ketchum               28,125                         $56,250

10.    Ryan Kim                         625                          $1,250

11.    Steve Lebow                    6,250                         $12,500

12.    Joe Low                       10,625                         $21,250

13.    Marsha Plotnitsky             31,250                         $62,500

14.    Andrew Rush                    5,000                         $10,000

15.    Arvind Sanger                  6,250                         $12,500

16.    Tim Weller                     6,250                         $12,500

17.    Vincent Degiamo                9,375                         $18,750

18.    William Donaldson             12,500                         $25,000

19.    Jack Kuehler                  12,500                         $25,000

20.    Tripp Smith                    6,250                         $12,500

21.    Rens Lipsius                   3,125                          $6,250

22.    Arkady Plotnitsky              3,125                          $6,250

TOTAL:                              312,500                        $625,000
------                              -------                        --------

                                   SCHEDULE C

       Purchaser                  No. Of Shares                Purchase Price
       ---------                  -------------                --------------

 1.    Jeff Barbakow                 21,875                         $43,750

 2.    Hoyt Davidson                 12,500                         $25,000

 3.    David Dennis                  21,875                         $43,750

 4.    Ihsan Essaid                   2,500                          $5,000

 5.    Trevor Fetter                 12,500                         $25,000

 6.    Dan Flatley                   37,500                         $75,000

 7.    Gerald Gorman                 50,000                        $100,000

 8.    Tony James                    12,500                         $25,000

 9.    Stephen Ketchum               28,125                         $56,250

10.    Ryan Kim                         625                          $1,250

11.    Steve Lebow                    6,250                         $12,500

12.    Joe Low                       10,625                         $21,250

13.    Marsha Plotnitsky             31,250                         $62,500

14.    Andrew Rush                    5,000                         $10,000

15.    Arvind Sanger                  6,250                         $12,500

16.    Tim Weller                     6,250                         $12,500

17.    Vincent Degiamo                9,375                         $18,750

18.    William Donaldson             12,500                         $25,000

19.    Jack Kuehier                  12,500                         $25,000

20.    Tripp Smith                    6,250                         $12,500

21.    Rens Lipsius                   3,125                          $6,250

22.    Arkady Plotnitsky              3,125                          $6,250

TOTAL:                              312,500                        $625,000
------                              -------                        --------

                                   SCHEDULE D

       Employee                 Options Vested(1)         Options Vesting(2)
       --------                 -----------------         ------------------

 1.    Gerald Gorman                 36,250                   210,000

 2.    Gary Millin                  108,500                   125,000

 3.    Vanity Mail                       -0-                  125,000
         Services, Inc.(3)

 4.    Eric Woodward(4)              40,665                   185,000

 5.    Bob Helfant                    5,000                   200,000

 6.    Jodi Fontana                   5,000                     7,000

 7.    Geoffrey Mize                  2,500                     4,750

 8.    Ben Schochet                   3,300                    17,500

 9.    Carlyle Elwin                    750                     7,750

10.    Mark Leigh                    20,335                    50,000

11.    Joshua Barrack                   -o-                     7,000

12.    Jane Centrella                 4,165                     9,750

13.    Jean Brodsky                  23,835                    37,500

14.    Peter Hamlen                   2,500                    47,500

15.    Lily Dong(5)                  13,835                     1,430

16.    Michael Gorman                22,500                        -0-

17.    Gilberto Irias                    -0-                    8,000

18.    John Kimball                      -0-                    4,000

19.    Ruigang Yang                      -0-                   15,000

       Total                        289,135                 1,062,180

----------
      (1) All owned options can be exercised between $0.20 and $2.00 a share. Options are for Class A Common Stock.

      (2) All options vest quarterly over time between 24 and 48 months, except for Bob Helfant and Peter Hamlen.

      (3) The principal shareholder of the company, David Milligan, provides consulting services to GlobeComm.

      (4) Under separate agreement, as additional compensation for services rendered, Eric Woodward is compensated by GlobeComm by the issuance of Class A Common Stock. He receives blocks of 62,500 on a quarterly basis and is entitled to receive in whole an additional 312,500.

      (5) Employment terminated.

                                   SCHEDULE E

       Party                                          Nature of Contract
       -----                                          ------------------

 1.    Gerald Gorman                                  Employment
 2.    Gary Millin                                    Employment
 3.    Vanity Mail Services, Inc.                     Consulting
 4.    Eric Woodward                                  Consulting
 5.    Bob Helfant                                    Employment
 6.    Jodi Fontana                                   Employment
 7.    Geoffrey Mize                                  Employment
 8.    Ben Schochet                                   Employment
 9.    Carlyle Elwin                                  Employment
10.    Mark Leigh                                     Employment
11.    Joshua Barrack                                 Employment
12.    Jane Centrella                                 Employment
13.    Jean Brodsky                                   Employment
14.    Peter Hamlen                                   Employment
15.    Lily Dong                                      Employment
16.    Michael Gorman                                 Employment
17.    Gilberto Irias                                 Employment
18.    John Kimball                                   Employment
19.    Ruigang Yang                                   Employment
20.    FOUR 1 1                                       Revenue Sharing
21.    Infospace                                      Revenue Sharing
22.    Double Click                                   Revenue Sharing
23.    Who Where                                      Revenue Sharing
24.    Switchboard                                    Revenue Sharing
25.    Netscape                                       Referral of Services
26.    GNP                                            Lease of Equipment
27.    Anixter                                        Lease of Equipment
28.    Interactive Futures                            Lease of Equipment
29.    DNA                                            Lease of Equipment
30.    Consan/DV                                      Lease of Equipment
31.    Sun/Toshiba                                    Lease of Equipment
32.    Datavision                                     Lease of Equipment
33.    Oracle                                         Lease of Equipment

                                                                       Exhibit A

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 GLOBECOMM, INC.

                      ------------------------------------
                     Pursuant to Section 242 of the General

                    Corporation Law of the State of Delaware
                    ----------------------------------------

      GlobeComm, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

      FIRST: The name of the corporation is: GLOBECOMM, INC.

      SECOND: The certificate of incorporation was filed by the Department of State on the 1st day of August, 1994.

      THIRD: Resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be considered by the stockholders of the Corporation entitled to vote thereon were duly adopted by unanimous written consent of the Board of Directors of the Corporation dated as of May 23, 1997.

      FOURTH: Thereafter, said amendment was approved in accordance with Section 228 of the General Corporation Law of the State of Delaware by the written consent, dated May 23, 1997, of a majority of the stockholders of the Corporation entitled to vote thereon.

      FIFTH: The certificate of incorporation is hereby amended to effect the following changes:

            (a) To modify the rights of the capital stock of the Corporation.

            ARTICLE 5 of the Certificate of Incorporation of the Corporation shall be deleted, and substituting in lieu thereof the following new ARTICLE 5:

            ARTICLE 5: The total number of shares of all classes of stock that the Corporation is authorized to issue is twenty one million (21,000,000), consisting of thirteen million (13,000,000) shares of Class A Common Stock with a par value of one cent ($.01) per share, three million (3,000,000) shares of Class A Preferred Stock with a par value of one cent ($.01) per share, and five million (5,000,000) shares of Class B Common Stock with a par value of one cent ($.01) per share with a par value of one cent ($.01) per share.

                  1. Each share of Class A Common Stock and Class A Preferred Stock shall have one (1) vote per share. Each share of Class B Common Stock shall have ten (10) votes per share.

                  2. In case of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Class A Preferred Stock shall be preferred, equally with holders of Class B Common Stock over all holders of Class A Common Stock of the Corporation to the extent set forth herein. Out of the distributable assets of the Corporation, in an amount up to the total dollar investment of Class A Preferred Stock and Class B Common Stock, holders of Class A Preferred Stock shall receive pro rata among all such shares of Class A Preferred Stock, in the aggregate for all such shares outstanding, the total dollar investment of Class A Preferred Stock divided by the sum of the total dollar investment of Class A Preferred Stock plus Class B Common Stock, expressed as a percentage, and holders of Class B Common Stock shall receive pro rata among all such shares of Class B Common Stock, in the aggregate for all such shares outstanding, the total dollar investment of Class B Common Stock divided by the sum of the total dollar investment of Class A Preferred Stock plus Class B Common Stock, expressed as a percentage. Thereafter, the holders of Class A Common Stock shall receive pro rata among all such shares, an amount in the aggregate for all such shares outstanding, up to the total dollar investment of Class A Common Stock. Thereafter, the holders of Class A Common Stock, Class A Preferred Stock and Class B Common Stock, shall share, pari passu, in the remaining assets of the Corporation. Notwithstanding the foregoing, in the event of any conversion of the shares of Class A Preferred Stock, the preference applicable to the Class B Common Stock set forth herein shall terminate automatically and the Class B Common Stock shall be entitled, in the event of a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, only to share in the remaining assets of the Corporation pari passu with the Class A Common Stock.

            3. The holders of the Class A Preferred Stock shall have conversion rights as follows:

            (a) Conversion. The holders of the Class A Preferred Stock shall have the right to convert their shares into Class A Common Stock upon the affirmative vote of the holders of a majority of the Class A Preferred Stock.

            (b) Automatic Conversion. Each share of Class A Preferred Stock shall automatically be converted into one share of Class A Common Stock (adjusted to reflect subsequent stock splits, combinations, stock dividends and recapitalizations) immediately upon an underwritten offering of at or greater than twenty million dollars ($20,000,000) of Company Stock at or greater than an offering price of ten dollars ($10.00) per share (adjusted to reflect subsequent stock splits, combinations, stock dividends, recapitalizations).

            (c) Mechanics of Conversion. Before any holder of Class A Preferred Stock shall be entitled to convert the same into shares of Class A Common Stock, it shall surrender the certificate therefor, duly endorsed, at the office of the Corporation, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state the name in which the certificate for shares of Class A Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Preferred Stock a certificate for the number of shares of Class A Common Stock to which such holder shall be entitled.

      SIXTH: The Board of Directors is granted the authority to fix by resolution any powers, preferences and rights, qualifications, limitations or restrictions not fixed by certificate of amendment to the certificate of incorporation.

      SEVENTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


      IN WITNESS WHEREOF, this certificate has been subscribed by the undersigned who affirms that the statements made herein are true under the penalties of perjury.


Dated:     May 27, 1997
           New York, New York


                                          GlobeComm, Inc.


                                          ---------------------------
                                          By:  Gary Millin, President


Corporate Seal

                                                                       Exhibit B


                                                May 27, 1997

GlobeComm, Inc.
11 Broadway, Suite 660
New York, NY 10007
Attn: Gary Millin, President

                  Re: Investment Letter

Dear Mr. Millin:

      This letter is delivered to you in compliance with Section 6.3. of the Stock Purchase Agreement dated May 27, 1997 between myself and GlobeComm, Inc. (the "Agreement"). All capitalized terms used in this opinion without definition have the respective meaning given to them in the Agreement.

      I represent and warrant to you that the Shares that I shall receive are not being acquired by me with a view to their distribution except to the extent and in the manner provided for in paragraph (d) of Rule 145 of the Act.

      I agree not to dispose of any such Shares in any manner that would violate the Act or any applicable rule or regulation promulgated thereunder or any state securities law, and unless and until you shall have received an opinion of counsel satisfactory to you, to the effect that a proposed disposition of such shares may be effected without any such violation.

      I further agree that the certificate representing the Shares may bear a legend referring to the restrictions on disposition thereof in accordance with the provisions of the foregoing paragraph and that stop-transfer instructions may be filed with respect to such shares with the transfer agent for such shares.


                                       Very truly yours,


                                       Purchasers

-------------------------               -------------------------
Jeff Barbakow                           Hoyt Davidson

-------------------------               -------------------------
David Dennis                            Ihsan Essaid

-------------------------               -------------------------
Trevor Fettor                           Dan Flatley

-------------------------               -------------------------
Gerald Gorman                           Tony James

-------------------------               -------------------------
Stephen Ketchum                         Ryan Kim

-------------------------               -------------------------
Steve Lebow                             Joe Low

-------------------------               -------------------------
Marsha Plotnitsky                       Andrew Rush

-------------------------               -------------------------
Arvind Sanger                           Tim Weller

-------------------------               -------------------------
Vincent Degiaimo                        William Donaldson

-------------------------               -------------------------
Jack Kuehler                            Rens Lipsuis

-------------------------
Arkady Plotnitsky

                                                                       Exhibit C

                [LETTERHEAD OF BRIAN J. ZIMMET, ATTORNEY AT LAW]

                                                     May 27, 1997

To the Purchasers Named in
Schedule A of the Stock Purchase
Agreement dated May 27, 1997

                  Re: Opinion Letter

Dear Sirs and Madams:

      I have acted as counsel to GlobeComm, Inc., a Delaware Corporation in connection with the Stock Purchase Agreement dated May 27, 1997 (the "Agreement") between the Company and Jeff Barbakow, Hoyt Davidson, David Dennis, Ihsan Essaid, Trevor Fetter, Dan Flatley, Gerald Gorman, Tony James, Stephen Ketchum, Ryan Kim, Steve Lebow, Joe Low, Marsha Plotnitsky, Andrew Rush, Arvind Sanger, Tim Weller, Vincent Degiaimo, William Donaldson, Jack Kuehler, Tripp Smith, Rens Lipsius and Arkady Plotnitsky (collectively the "Purchasers"). This is the opinion contemplated by Section 5.5. of the Agreement. All capitalized terms used in this opinion without definition have the respective meanings given to them in the Agreement.

      I have examined originals of all of the Company's documents deemed necessary as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, I have, when relevant facts were not independently established, relied on representations of the Company from its respective officers. This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law and is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, specifically, ss.ss. 11, 12, 13, 14, 15, 16, 17, 18, 19 and 20 in the Accord,
and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the Law of the States of New York and Delaware.

      Based on the foregoing, my opinion is as follows:

      1. The Company is a corporation duly organized, validity existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to do business as a foreign corporation and is in good standing in each other state in which the nature of its activities or of its properties owned or leased makes such qualification necessary, except to the extent that failure to so qualify would not have a material adverse effect on the Company.

Purchasers under Agreement
May 27, 1997
Page two of four


      2. The Agreement has been duly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered the Company. The Agreement is legal, valid, binding and enforceable against the Company in accordance with its terms.

      3. The total number of shares of all classes of stock that the Corporation is authorized to issue is twenty one million (21,000,000), consisting of thirteen million (13,000,000) shares of Class A Common Stock with a par value of one cent ($.01) per share of which 2,433,750 shares are issued and outstanding, three million (3,000,000) shares of Class A Preferred Stock with a par value of one cent ($.01) per share of which 327,500 shares are issued and outstanding, and five million (5,000,000) shares of Class B Common Stock with a par value of one cent ($.01) per share of which 5,000,000 are issued and outstanding.

      4. All of the outstanding shares of Company Stock have been duly authorized and are validly issued, fully paid, and nonassessable. Expect for stock options of Employees listed on Schedule D and the Disclosure Schedule, there are no (A) outstanding or authorized options, warrants, calls, claims, purchase rights, subscription rights, conversion rights, convertible securities, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock; and (B) no preemptive or similar rights to subscribe for or to purchase Company Stock.

      5. The Company has full power and authority (including full corporate power and authority) to own its properties and assets, to carry on its business as presently conducted and to execute and deliver the Agreement and to perform its obligations thereunder.

      6. Neither the execution and the delivery of the Agreement, nor the consummation of the transactions contemplated thereby, will (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or
            (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, or cancel, or require any notice to or consent of any party under any agreement, contract, lease, license, instrument or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

Purchasers under Agreement
May 27, 1997
Page three of four


      7. The Shares have been duly authorized and, when issued, sold, and delivered in accordance with the terms of this Agreement, shall be duly and validly issued, fully paid, and nonassessable, and shall not be subject to any liens, claims, or encumbrances other than restrictions on transfer under federal or state securities laws. The shares of Class A Preferred Stock contemplated to be issued pursuant to Section 10.2. of the Agreement and 172,500 shares of Class A Preferred Stock contemplated to be issued pursuant to Section 10.1. of the Agreement have been duly authorized, and the Company has reserved sufficient shares of Class A Preferred Stock for issuance pursuant thereto, and, when issued and delivered in accordance with the terms of the Agreement, such shares of Class A Preferred Stock shall be duly and validly issued, fully paid and nonassessable, and shall not be subject to any liens, claims or encumbrances other than restrictions on transfer under federal or state securities laws. The Company has reserved sufficient shares of Class A Common Stock for issuance upon conversion of the Class A Preferred Stock and, when issued upon conversion of the Class A Preferred Stock, such shares of Class A Common Stock shall be duly and validly issued, fully paid and nonassessable.

      8. There is no action, proceeding or investigation pending or, to the best of my knowledge, threatened, or any claim that has been made against the Company or the Controlling Stockholder, which seeks to restrain, enjoin, prevent the consummation of otherwise challenge the Agreement, the execution, delivery and performance thereof by the Parties thereto or the transactions contemplated thereby, or which might result, either individually or in the aggregate in any material adverse change in the assets, conditions, affairs or prospects of the Company.

      9. Based upon the representations of the Purchasers contained in the Agreement and the investment letter delivered by each Purchaser, the offer, sale, issuance and delivery of the Shares, the shares of Class A Preferred Stock contemplated to be issued pursuant to
            Section 10.1. and 10.2. and the shares of Class A Common Stock to be issued upon conversion of the Class A Preferred Stock are all exempt from the registration requirement of the Securities Act of 1933, as amended, and applicable state "blue sky" laws.

Purchasers under Agreement
May 27, 1997
Page four of four


      10. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required in connection with the valid execution, delivery and performance by the Company of the Agreement, other than such consents, approvals, authorizations, designations, declarations or filings as have been made or obtained on or before the date hereof or which are not required to be made or obtained until after the date hereof.


                                                Very truly yours,


                                                Brian J. Zimmet

                                                                       Exhibit D

                        PROPRIETARY INFORMATION AGREEMENT

      AGREEMENT, dated the 27th day of May, 1997, by and between GLOBECOMM, INC. (the "Company") doing business at 11 Broadway, Suite 660, New York, New York and Gerald Gorman residing at 180 Midland Avenue, Montclair, New Jersey. The Company and GORMAN are collectively referred to as the "Parties."

      WHEREAS, GORMAN is employed by the Company as Secretary and Treasurer, the controlling shareholder in the Company and a member of the board of directors of the Company;

      WHEREAS, the Company is entering into a stock purchase agreement (the "Stock Purchaser Agreement") with various purchasers (the "Purchasers"), which provides, among other things, that the purchasers shall invest two million five hundred thousand dollars ($2,500,000) in the Company;

      WHEREAS, as a condition to their willingness to enter into the Stock Purchase Agreement, the purchasers require GORMAN enter into this Proprietary Information Agreement;

      WHEREAS, in order to induce the Purchasers to enter into the Stock Purchase Agreement, GORMAN is willing to enter into this Proprietary Information Agreement.

      NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter contained, the Parties hereto do hereby agree as follows:

      1. Noncompetition. During the term of this Agreement and for the period of two (2) years after his termination of employment with the Company, with or without cause, GORMAN shall not, (1) own an interest in; or (2) participate (as an officer, director, or in any other capacity) in the management, operation, or control of; or (3) perform services as or act in the capacity of an employee, independent contractor, consultant, or agent of any enterprise engaged, directly or indirectly, in the business of the Company or otherwise competitive with that of the Company or engage in competition with any business conducted by the Company except with the prior written consent of the Company; provided, however, if the Company ceases to do business the restrictions of this section shall not apply. GORMAN agrees that due to the unique nature of the business of the Company, the limitations set forth in this covenant not to compete are reasonable.

      2. Confidentiality. GORMAN acknowledges and agrees that all product specifications, lists of the Company's customers and suppliers, product planning information, and other Company data related to its business ("Confidential Information") are valuable assets of the Company. Except for disclosures reasonably made to advance the business of the Company and information which is a matter of public record, GORMAN shall not, during the term of this Agreement or after the termination of employment with the Company, disclose any Confidential Information to any person or use any Confidential Information for his benefit or the benefit of any other person, except with prior written consent of the Company.

      3. Return of Documents. GORMAN acknowledges and agrees that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of the Company or containing any Confidential Information shall be the sole and exclusive property of the Company, and shall be returned to the Company upon the termination of employment with the Company or upon the written request of the Company.

      4. Inventions. GORMAN acknowledges and agrees that any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by GORMAN (the "Invention"), either solely or in conjunction with others, during the term of this Agreement, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Company, and any such item created by GORMAN, either solely or in conjunction with others, following termination of GORMAN's employment with the Company, shall belong exclusively to the Company.

      5. Injunction. GORMAN agrees that it would be difficult to measure damage to the Company from any breach by him of this Agreement and that monetary damages would be an inadequate remedy for any such breach. Accordingly, GORMAN agrees that if there shall be any breach or threatened breach by him of this Agreement, the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach, without showing or proving any actual damage sustained by the Company.

      6. No Release. GORMAN agrees that his termination with the Company or the expiration of the term of this Agreement shall not release him from any obligations under this Agreement.

      WHEREAS, the Parties have signed their names to this Agreement on the date as above written:


GlobeComm, Inc.

-------------------------               -------------------------
By: Gary Millin, President              Gerald Gorman

                        PROPRIETARY INFORMATION AGREEMENT

      AGREEMENT, dated the 27th day of May, 1997, by and between GLOBECOMM, INC. (the "Company") doing business at 11 Broadway, Suite 660, New York, New York and Gary Millin residing at 303 East 81st Street, New York, New York. The Company and MILLIN are collectively referred to as the "Parties."

      WHEREAS, MILLIN is a shareholder of the Company and is employed as the President of the Company;

      WHEREAS, the Company is entering into a stock purchase agreement (the "Stock Purchase Agreement") with various purchasers (the "Purchasers"), which provides, among other things, that the Purchasers shall invest two million five hundred thousand dollars ($2,500,000) in the Company;

      WHEREAS, as a condition to their willingness to enter into the Stock Purchase Agreement, the Purchasers require that MILLIN enter into this Proprietary Information Agreement;

      WHEREAS, in order to induce the Purchasers to enter into the Stock Purchase Agreement, MILLIN is willing to enter into this Proprietary Information Agreement.

      NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter contained, the Parties hereto do hereby agree as follows:

      1. Noncompetition. During the term of this Agreement and for the period of two (2) years after his termination of employment with the Company, with or without cause, MILLIN shall not, (1) own any interest in, or (2) participate (as an officer, director, or in any other capacity) in the management, operation, or control of, or (3) perform services as, or act in the capacity of, an employee, independent contractor, consultant, or agent of any enterprise engaged, directly or indirectly, in the business of the Company or otherwise competitive with the Company, or engage in competition with any business conducted by the Company, except with the prior written consent of the Company; provided, however, if the Company dissolves, liquidates, winds up or ceases to do business, the restrictions of this section shall not apply.

MILLIN agrees that due to the unique nature of the business of the Company, the limitations set forth in this covenant not to compete are reasonable.

      2. Confidentiality. MILLIN acknowledges and agrees that all product specifications, lists of the Company's customers and suppliers, product planning information, and other Company data related to its business ("Confidential Information") are valuable assets of the Company. Except for disclosures reasonably made to advance the business of the Company and information which is a matter of public record, MILLIN shall not, during the term of this Agreement or after the termination of employment with the Company, disclose any Confidential Information to any person or use any Confidential Information for his benefit or the benefit of any other person, except with prior written consent of the Company.

      3. Return of Documents. MILLIN acknowledges and agrees that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of the Company or containing any Confidential Information shall be the sole and exclusive property of the Company, and shall be returned to the Company upon the termination of employment with the Company or upon the written request of the Company.

      4. Injunction. MILLIN agrees that it would be difficult to measure damage to the Company from any breach by him of this Agreement and that monetary damages would be an inadequate remedy for any such breach. Accordingly, MILLIN agrees that if there shall be any breach or threatened breach by him of this Agreement, the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders to restrain any such breach, without showing or proving any actual damage sustained by the Company.

      5. No Release. MILLIN agrees that his termination with the Company or the expiration of the term of this Agreement shall not release him from any obligations under this Agreement.

      WHEREAS, the Parties have signed their names to this Agreement on the date as above written:


GlobeComm, Inc.

-------------------------               -------------------------
Gerald Gorman, Secretary                Gary Millin

                                                                       Exhibit E

                               Ratchet Protection

I. The following examples are applications of Section 10.1 of the Class A Stock Purchase Agreement.

      Share Price:                         $2.00
      Shares sold:                     1,000,000
      Total Investment:               $2,000,000

      The Company sells Common Stock in a secondary private placement at $1.50 / share.

      $2.00/share       x     1,000,000 shares        =      $2,000,000
      $1.50/share       x     1,333,333 shares        =      $2,000,000

      Purchasers shall be issued pro rata an additional 333,333 shares of Class A Preferred Stock (1,333,333 shares less 1,000,000 shares).

II.   The following are examples of the applications of Section 10.2.1 and
      10.2.2 of the Class A Stock Purchase Agreement.

      Share Price:                         $2.00
      Shares sold:                     1,000,000
      Total Investment:               $2,000,000

      A. No public offering or private offer to sell shares or Company Sale occurs within 30 months after the Closing Date.

      $2/share          x     1,000,000 shares        =      $2,000,000
      $1/share          x     2,000,000 shares        =      $2,000,000

      Purchasers shall be issued an additional 1,000,000 shares of Class A Preferred Stock (2,000,000 shares less 1,000,000 shares)

      B. Public Offering or private offer to sell occurs within 30 months of the Closing Date; no Company Sale occurs.

      Offering price = $16.00/share for Class A Common or Class A Preferred.

      $2/share          x           1,000,000 shares        =       $2,000,000
      $1.6/share        x           1,250,000 shares        =       $2,000,000

      Purchaser will be issued an additional 250,000 shares of Class A Preferred Stock (1,250,000 shares less 1,000,000).

      C. Public Offering or private offer to sell and Company Sale occur within 30 months of Closing Date.

      Offering price = $18.00 / share for Class A Common or Class A Preferred

      Company Sale = $16.00 / share for Class A Common or Class A Preferred

      $2/share          x             1,000,000 shares      =       $2,000,000
      $1.6/share        x             1,250,000 shares      =       $2,000,000
      $1.8/share        x             1,111,111 shares      =       $2,000,000

      Purchaser will be issued an additional 111,111 shares of Class A Preferred Stock (1,111,111 shares less 1,000,000) since the $1.80 / shares in the public offering or private sale is greater than the $1.60 / share of the Company Sale.

      D. Public Offering does not occur, Company Sale occurs within 30 months of Closing Date.

      Company Sale = $8.00 / share for Class A Common or Class A Preferred

      $2/share          x           1,000,000 shares        =       $2,000,000
      $.80/share        x           2,500,000 shares        =       $2,000,000

      Purchaser will be issued an additional 1,000,000 shares of Class A Preferred Stock, not 1,500,000 shares, since in no event shall the share price be adjusted to less than $1.00 / share

                            CONSENT OF THE HOLDERS OF
                     CLASS A COMMON STOCK OF GLOBECOMM, INC.

                         Pursuant to Section 228 of the
                        Delaware General Corporation Law

      The undersigned, being the holders of the majority of the Class A Common Stock of GlobeComm, Inc., (the "Corporation"), do hereby consent to the adoption of the following resolution in lieu of holding a meeting of the holders of the Class A Common Stockholders.

      RESOLVED, that the Certificate of Incorporation be amended and modified, as advised by the Board of Directors of the Corporation, in the manner set forth in the minutes of the Board of Directors dated May 27, 1997, a copy of which is attached hereto.


Dated:      New York, New York
            May 27, 1997


/s/ Gerald Gorman                       /s/ Gary Millin
-------------------------               -------------------------
Gerald Gorman                           Gary Millin


/s/ Eric Woodward                       /s/ Bob Helfant
-------------------------               -------------------------
Eric Woodward                           Bob Helfant



-------------------------
Anthony Millin


InfoSpace, Inc.                         Vanity Mail Services, Inc.


                                        /s/ David Milligan
-------------------------               -------------------------
By: Naveen Jain                         By: David Milligan

                       PRESIDENT'S COMPLIANCE CERTIFICATE
                                       OF
                                 GLOBECOMM, INC.

      I, Gary Millin, President of GlobeComm, Inc., do hereby certify that, except as set forth in the Disclosure Schedule dated May 27, 1997, the representations and warranties contained in Section 3 of the Stock Purchase Agreement are true and correct as of this date. I certify that all agreements, conditions and covenants contained in the Stock Purchase Agreement required to be performed or complied with by the day of closing have been performed or complied with as this date.


Dated: May 27, 1997
       New York, New York


                                          GlobeComm, Inc.

                                          /s/ Gary Millin, President
                                          ---------------------------
                                          By:  Gary Millin, President